Exhibit 10.1

Redacted portions are indicated by [****].

DEVELOPMENT, LICENSE AND COMMERCIALIZATION AGREEMENT

Dated May 13, 2005

By and Between

BioMarin Pharmaceutical Inc.

And

Ares Trading S.A.,

Table of Contents

1. DEFINITIONS	1
2. DEVELOPMENT COLLABORATION	11
2.1 Development Plans	11
2.2 Payment for Development Activities	11
2.3 Opt-Out Option	12
2.4 Independent Development.	12
2.5 Cost Reports.	13
2.6 Opt-In Rights.	14
3. DEVELOPMENT OF LICENSED PRODUCTS	14
3.1 Development Governance.	14
3.2 Steering Committee.	15
3.3 Development Team and Development Team Leaders Roles and Responsibilities	17
3.4 Commercial Team	18
3.5 Removal of Members of Steering Committee, Development Team and Commercial Team	19
3.6 Efforts and Standards	19
3.7 Development Outside of Development Plan for Phenoptin in PKU	19
3.8 Books and Records	19
3.9 Regulatory Obligations and Approvals.	20
3.10 Regulatory Meetings and Communication	20
3.11 Compliance with Law and Safety Reporting	21
4. INTELLECTUAL PROPERTY; LICENSES	21
4.1 Ownership of Intellectual Properties	21
4.2 Development Project License	21
4.3 License to Serono in the Territory	21
4.4 Sublicenses as to Licensed Products	22
4.5 License to BioMarin Outside the Territory	22
4.6 Sublicensees	22
4.7 Patent Marking; Designations	23
4.8 Trademarks	23
4.9 Technology Transfer	23
5. SUPPLY OF LICENSED PRODUCT	23
5.1 Supply of Licensed Product	23
5.2 Forecasts the filing of the MAA for such Licensed Product.	24
5.3 Purchase Orders.	24
5.4 Supply Price and Standard Supply Price	25
5.5 Manufacture	25
5.6 Compliance with Forecasts; Shipping Dates	26
5.7 Technology Transfer	26
5.8 Delivery of Supplied Product	27
5.9 Shelf Life	27
5.10 Safety Stock	27
5.11 Payment Procedures	27
5.12 Documentation Associated with Shipments	28
5.13 Direct Shipment to Customers	28
5.14 Risk of Loss	28
5.15 Rejection	28

i

5.16 Supply in Excess of Forecast	29
5.17 Suppliers	29
5.18 Quality Agreement	30
5.19 Audit	30
6. DISTRIBUTION OF LICENSED PRODUCT	30
6.1 Marketing and Distribution of Licensed Product	30
6.2 Post-Marketing Clinical Studies and Surveillance	30
6.3 Regulatory Diligence, Compliance with Laws	30
6.4 Commercial Diligence	31
6.5 Changes to Licensed Products	31
6.6 Complaints	31
6.7 Recalls	32
7. FINANCIAL TERMS	32
7.1 License Fee	32
7.2 Milestone Payments	32
7.3 Royalties	32
8. RECORDS, REPORTING, PAYMENT AND AUDITS	34
8.1 Form of Payment; Currency Conversion	34
8.2 Late Payment	34
8.3 Records of Development Costs and Derivation of Royalties	35
8.4 Audits	35
8.5 Taxes	35
9. PATENT AND TRADEMARK PROSECUTION AND ENFORCEMENT	35
9.1 Disclosure by Employees, Agents or Contractors	35
9.2 Patent Committee	36
9.3 Patent Prosecution and Related Activities	36
9.4 Election Not to Prosecute	37
9.5 Permitted Disclosures	37
9.6 Third Party Infringement	38
9.7 Third Party Actions Claiming Infringement	39
10. TERM AND TERMINATION	40
10.1 Term	40
10.2 Rights of Termination	40
10.3 Termination For Cause	41
10.4 Effect of Termination	41
10.5 Accrued Rights	41
10.6 Sublicensees	42
10.7 Survival	42
11. REPRESENTATIONS AND WARRANTIES	42
11.1 Representations, Warranties and Covenants of Serono	42
11.2 Representations, Warranties and Covenants of BioMarin	43
11.3 Disclaimer	45
11.4 Limited Liability	45
12. INDEMNIFICATION; INSURANCE	45
12.1 Serono Indemnification	45
12.2 BioMarin Indemnification	46
12.3 Indemnification Procedures	46
12.4 Insurance	47
13. CONFIDENTIALITY	47
13.1 Confidentiality	47
13.2 Authorized Disclosure	48

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13.3 Employees; Agents	48
13.4 Injunctive Relief	48
14. MISCELLANEOUS	49
14.1 Entire Agreement	49
14.2 Controlling Law; Venue	49
14.3 Notices	49
14.4 Publicity	50
14.5 Use of Names, Trade Names and Trademarks	51
14.6 Accounting Procedures	51
14.7 Force Majeure	51
14.8 Assignment	51
14.9 Amendments and Waivers	52
14.10 Severability	52
14.11 Undertakings of Affiliated Companies	52
14.12 Approvals	52
14.13 Counterparts	52
14.14 Independent Contractor	52
14.15 Interpretation	52

iii

DEVELOPMENT, LICENSE AND COMMERCIALIZATION AGREEMENT

This DEVELOPMENT, LICENSE AND COMMERCIALIZATION AGREEMENT (“Agreement”) is made effective as of the 13th day of May, 2005 (the “Effective Date”) by and between BioMarin Pharmaceutical Inc., a corporation organized under the laws of Delaware and having its principal place of business at 105 Digital Drive, Novato, California 94949 (“BioMarin”) and Ares Trading S.A., a corporation organized under the laws of Switzerland and having a principal place of business at Zone Industrielle de l’Ouriettaz, 1170 Aubonne, Switzerland (“Serono”). BioMarin and Serono are each referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, BioMarin is engaged generally in the research and development of biopharmaceutical products and has developed, licensed or acquired certain intellectual property relating to those certain investigational therapies currently referred to by BioMarin as Phenoptin and Phenylase (each hereinafter defined in greater detail);

WHEREAS, BioMarin is developing Phenoptin and Phenylase for the treatment of genetic disorders that are characterized by an inability of the body to metabolize the essential amino acid, phenylalanine (“PKU”), including, without limitation, phenylketonuria, and is also developing Phenoptin and Phenylase for the treatment of other disorders;

WHEREAS, Serono is engaged generally in the research, development, manufacture, marketing, distribution and sales of biopharmaceutical products; and

WHEREAS, Serono has expressed a desire to collaborate with BioMarin on further development of Phenoptin and Phenylase and to obtain an exclusive license to commercialize pharmaceutical products containing Phenoptin and Phenylase for PKU and other indications.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein, the Parties hereby agree as follows:

1.	DEFINITIONS

In addition to the terms defined in the text of this Agreement, for purposes of this Agreement, the following terms shall have the following respective definitions:

1.1	“Acceptance of MAA” means the receipt of notice from the relevant Regulatory Agency that an MAA has met all the criteria for filing acceptance.

1.2	“Affiliate” means any Entity, which, at the time in question, is directly or indirectly owned by or controlled by, or under common control with, BioMarin or Serono, as the case may be. For the purposes of this definition, a Party shall be deemed to have “control” if such Party (a) owns, directly or indirectly, 50% or more of (i) the voting stock or shareholders’ equity of a corporation, (ii) the partnership interests in a partnership, or (iii) the membership interests in a limited liability company, or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Entity or the power to elect more than 50% of the members of the governing body of the Entity.

1.3	“Allocable Overhead” means [****]

1.4	“Audit Report” shall have the meaning set forth in Section 8.4.

1.5	“Bankruptcy Code” has the meaning set forth in Section 10.2(c)(i).

1.6	“BioMarin Background Technology” means: (a) all inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, compositions, formulas and tangible materials Controlled by BioMarin or its Affiliates that (i) as of the Effective Date, BioMarin knows or should know (based on at least preliminary data) to be necessary for BioMarin’s development or manufacturing obligations under this Agreement, (ii) are necessary for Serono, its Affiliates or Sublicensees to develop, use, sell, offer to sell, or import Licensed Products, (iii) are used by BioMarin in connection with any Licensed Products, or (iv) other than Project Technology, are actually used by BioMarin or its Affiliates, during and in the course of BioMarin’s development or manufacturing obligations under this Agreement (collectively, the “BioMarin Technology”); (b) other than Project Technology, any and all improvements to the BioMarin Technology, to the extent invented, discovered, developed or otherwise generated or Controlled by BioMarin or its Affiliates directly through BioMarin’s development or manufacturing obligations hereunder; and (c) all Patents, trade secrets, and other intellectual property rights Controlled by BioMarin anywhere in the world in and to any of the BioMarin Technology and improvements thereto described in subsections (a) and (b), above.

1.7	“BioMarin Indemnitees” has the meaning set forth in Section 12.1.

1.8	“BioMarin IP” means the BioMarin Project Technology and the BioMarin Background Technology.

1.9	“BioMarin Losses” has the meaning set forth in Section 12.1.

1.10	“BioMarin Patent” means any Patent (a) listed on Schedule 1.10 hereto or (b) otherwise included in the BioMarin IP.

1.11	“BioMarin Project Technology” means Project Technology invented, discovered, developed or otherwise generated by BioMarin and its Affiliates (and not Serono or its Affiliates).

1.12	“BioMarin’s Knowledge” means [****]

1.13	“Business Day” means any day excluding Saturday, Sunday and any day which shall be in the State of New York, Novato, California, or in Aubonne, Switzerland, a legal holiday or a day on which banking institutions are authorized by law to close.

1.14	“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1, or October 1.

1.15	“Cause” shall have the meaning set forth in Section 10.3.

1.16	“CEO” means, with respect to a Party, the Chief Executive Officer of such Party.

1.17	“cGCP” means the current standards, practices and procedures set forth in the International Conference on Harmonization (ICH) guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related requirements imposed by the FDA, and equivalent foreign regulations or standards, as applicable, as such standards, practices, procedures, requirements and regulations may be amended from time to time.

1.18	“cGLP” means the current good laboratory practices regulations promulgated by the FDA, published at 21 C.F.R. § 58, and equivalent foreign regulations or standards, as applicable, as such current good laboratory practices, regulations and equivalent foreign regulations or standards may be amended from time to time.

1.19	“cGMP” means, as applicable, those current practices, as amended from time to time, related to the manufacture of pharmaceutical products and any precursors thereto promulgated in guidelines and regulations of standard compilations including the GMP Rules of the World Health Organization, the United States Code of Federal Regulations, the Guide to Inspection of Bulk Pharmaceutical Chemicals (established by the United States Department of Health and Human Services), the Pharmaceutical Inspection Convention, and the European Community Guide to Good Manufacturing Practice in the production of pharmaceutical products.

1.20	“Claim” has the meaning set forth in Section 12.3.

1.21	“Clinical Proof of Concept” means a Phase II Clinical Trial in patients, showing a difference of efficacy between a Licensed Product and an appropriate control, as evidenced by results showing a statistically significant difference in one or more clinical or validated surrogate endpoint(s) that are suitable as the primary endpoint(s) for a Phase III Clinical Trial.

1.22	“Combination Product” means a product containing a Licensed Product together with one or more other active ingredients, devices, equipment or components that are themselves not Licensed Products.

1.23	“Commercial Team” means the working group to be established for each Licensed Product upon completion of the development of such Licensed Product as provided in Section 3.4.

1.24	“Commercial Team Leader” means the persons appointed by each Party pursuant to Section 3.4 to serve as contact person between the Parties in relation to the commercialization of the Licensed Products.

1.25	“Commercially Reasonable Efforts” means, a Party’s use of those efforts and resources, consistent with the exercise of prudent scientific and business judgment that it, considered in consolidation with its Affiliates, would apply with respect to its own products at a similar stage of development or commercialization, with similar commercial potential.

1.26	“Common Technical Document” means a common information format for regulatory submission in the European Union, the United States, and Japan, as defined by the International Conference on Harmonization.

1.27	“Completion of Phase II” occurs for a Licensed Product in an Indication with the first administration of such Licensed Product to a patient in a Phase III Clinical Trial of such a Licensed Product for such Indication.

1.28	“Confidential Information” means (a) all unpublished scientific and technical information received by a Receiving Party from a Disclosing Party pursuant to this Agreement or so received prior to the Effective Date but in contemplation of this Agreement; and (b) all trade secrets or information relating to the business affairs or finances of a Disclosing Party or its Affiliates, or of their suppliers, agents, distributors, licensees or customers, maintained as confidential by such Disclosing Party and disclosed by such Disclosing Party to a Receiving Party pursuant to this Agreement, or in contemplation of this Agreement.

1.29	“Contractors” means a Third Party or an Affiliate of a Party to which such Party desires to subcontract any portion of its contractual obligations hereunder, to the extent permitted pursuant to the terms of this Agreement.

1.30	“Controls” or “Controlled” mean that the Person referenced has the right to exploit and to license or sublicense the right to exploit the referenced technology or rights, as provided for in this Agreement, without (assuming the timely payment of all applicable royalties and otherwise complying with the restrictions of any applicable license or sublicense) violating any intellectual property rights of a Third Party or the terms of any agreement or other arrangement with any Third Party.

1.31	“Cost of Goods” means [****]

1.32	“Development Activities” means the activities performed by a Party as required under a Development Plan.

1.33	“Development Collaboration” means the Parties’ collaborative efforts (including each Party’s development obligations) with respect to the development of Licensed Products pursuant to this Agreement.

1.34	“Development Costs” means [****]

1.35	“Development Plan” means the development plan and budget for a Licensed Product, including, at a minimum, specific details regarding Development Costs, and assignment of responsibilities to the Parties for the development of such Licensed Product. In the event that a Licensed Product is being developed for multiple unrelated Indications, a separate Development Plan will be created and applicable for each such Indication or group of related Indications, provided that a separate Development Plan will be created for each Indication within the group of related Indications prior to Completion of Phase II.

1.36	“Development Team” shall mean a working group to be established for each Licensed Product for an Indication prior to Completion of Phase II for such Licensed Product for such Indication as are otherwise provided in Section 3.3.

1.37	“Development Team Leader” means the persons appointed by each Party pursuant to Section 3.3 to serve as contact persons between the Parties, as well as the liaison between the Steering Committee and each Development Team in relation to the Development Collaboration.

1.38	“Disclosing Party” has the meaning set forth in Section 13.1.

1.39	“EMEA” means the European Medicines Agency or any successor agency.

1.40	“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.41	“Existing Third Party Agreements” means: (a) the License Agreement between BioMarin and Merck Eprova AG dated October 15, 2004, amended as of January 25, 2005; (b) the License Agreement between BioMarin and Daiichi Suntory Pharma Co., Ltd. dated as of July 30, 2004, amended as of November 19, 2004; (c) the Supply Agreement dated July 30, 2004 among BioMarin, Daiichi Suntory Pharma Co., Ltd. and Shiratori Pharmaceutical Co., Ltd; (d) the Research Funding and Option Agreement between BioMarin and The Scripps Research Institute dated as of December 17, 2004; (e) the License Agreement between BioMarin and the Scripps Research Institute dated December 17, 2004; and (f) the License Agreement between BioMarin and Daiichi Suntory Pharma Co., Ltd. dated as of May 2, 2005.

1.42	“FDA” means the United States Food and Drug Administration or any successor agency vested with administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological therapeutic or diagnostic products in the United States.

1.43	“Field” means all therapeutic, diagnostic or preventative uses.

1.44	“Financial Difficulty” means the occurrence with respect to any Party of such Party: (a) filing in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee for such Party or of its assets; (b) being served with an involuntary petition against it, filed in any insolvency proceeding, and where such petition has not been dismissed within sixty (60) days after the filing thereof; (c) proposing or being a party to any dissolution; or (d) making an assignment for the benefit of creditors.

1.45	“First Indication” means the first Indication for which a Licensed Product achieves a milestone set forth in Schedule 7.2(b)(i). [****]

1.46	“GAAP” means generally accepted accounting principles in effect in the United States, as consistently applied by a Party in the preparation of its financial statements.

1.47	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.48	“Indemnitee” has the meaning set forth in Section 12.3.

1.49	“Indication” means the treatment or prevention of a generally acknowledged disease or medical condition, a significant manifestation of a disease or medical condition, or symptoms associated with a disease or medical condition. For the avoidance of doubt, the treatment of different medical conditions in patients having the same underlying disease shall not be treated as the same Indication (for example the treatment of cardiac disease and retinopathy in patients with diabetes), while the treatment of the same condition in variants of a single disease shall be treated as the same Indication (for example the treatment of elevated blood phenylalanine in classical PKU, moderate PKU, and hyperphenylalaninemia (HPA) are all one Indication).

1.50	“Joint Patents” means Patents in or to any Joint Project Technology.

1.51	“Joint Project Technology” means Project Technology that is jointly invented, discovered, developed or otherwise generated by BioMarin and Serono or their respective Affiliates.

1.52	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body. For purposes of this Agreement, “Laws” shall include cGCP, cGLP and cGMP.

1.53	“Licensed Product” means any product incorporating Phenoptin or Phenylase as an active pharmaceutical ingredient, either alone or with one or more other pharmaceutical ingredients,

including all additions, mutations, post-translational modifications (e.g., PEGylation), rearrangements, and other modifications thereto and any other pharmaceutical product that: (a) the manufacture, use, sale, offer to sell or import thereof, would infringe one or more Patent Claims under any Patents in or to any BioMarin IP; or (b) the research, development, formulation, composition or manufacture of which was performed with the use of or incorporates any BioMarin IP; or (c) the development of which was in part funded by BioMarin under this Agreement. The term Licensed Product shall include Supplied Product.

1.54	“MAA” means the marketing authorization application filed with the requisite Regulatory Agency of any country in the Territory requesting Regulatory Approval for commercial sale of a Licensed Product for a particular Indication in such country.

1.55	“Major Indication” means each of the following Indications: (a) peripheral vascular insufficiency or related complications such as leg ulcers, distal limb infections or risk for amputation in diabetes; (b) congestive heart failure; (c) coronary artery disease, including chronic or acute treatment of angina pectoris in diabetics or other similar sized populations; and (d) atherosclerosis, including in diabetics, hypercholesterolemics or similar sized populations.

1.56	“Milestone Fees” has the meaning set forth in Section 7.2.

1.57	“Minor Indication” means each Indication, excluding PKU that is not a Major Indication.

1.58	“Multiple Products Sale” means the sale of a Licensed Product for an Indication by Serono that is associated, by contract or course of dealing, with the use or sale of one or more other products or services.

1.59	“Net Sales” means [****]

1.60	“Orphan Drug Status” means an award of marketing exclusivity under the Orphan Drug Act of 1983 in the United States or any comparable Law in an applicable jurisdiction that provides a period of marketing exclusivity, which designation has not been revoked or expired.

1.61	“Patent Claim” means a claim of any unexpired granted Patent that has not: (a) lapsed, expired, been disclaimed, or canceled; (b) been finally rejected or held or admitted to be invalid or unenforceable by a decision of a patent-granting authority of a Governmental Body from which no appeal is or can be taken; or (c) been held invalid or unenforceable in an unappealable decision of a court or other competent Governmental Body having jurisdiction (including a decision which was appealable, but which was not timely appealed).

1.62	“Patent Committee” has the meaning set forth in Section 9.2.

1.63	“Patent Country” means, with respect to any particular Patent, the country in which such Patent is pending or granted.

1.64	“Patents” means (a) patent applications filed in any country; (b) all provisional, divisional, continuation (in whole or in part) or substitute applications with respect to any of the applications described in (a); (c) all issued or granted patents resulting from any of the applications described above; and (d) all issued or granted reissue, re-examination, renewal or extension patents, supplementary protection certificates, and confirmation or registration patents or patents of addition based on any of the patents described in (c).

1.65	“Person” means any individual, Entity or Governmental Body.

1.66	“Phase II Clinical Trial” means a human clinical trial conducted for inclusion in (a) that portion of the FDA submission and approval process which provides for trials of a pharmaceutical product on a limited number of patients for the purposes of collecting data on dosages, evaluating safety and/or collecting preliminary information regarding efficacy in the proposed Indication, as more fully defined in 21 C.F.R. § 312.21(b), and (b) equivalent submissions with similar requirements to the EMEA or to similar Regulatory Agencies in countries in the Territory.

1.67	“Phase III Clinical Trial” means a human clinical trial which, when considered either alone or together with one or more clinical trials of comparable design and end-points, is intended to generate efficacy data sufficient to obtain Regulatory Approval in the proposed therapeutic Indication, as more fully defined in 21 C.F.R. § 312.21(c).

1.68	“Phenoptin” means tetrahydrobiopterin (6R-BH4).

1.69	“Phenylase” means phenylalanine ammonia lyase.

1.70	“PKU” has the meaning set forth in the Recitals.

1.71	“Proceeding” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

1.72	“Project Technology” means all inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, compositions, tangible materials (including, without limitation, vectors, proteins, assays and the like) and formulas that are invented, discovered, developed or otherwise generated by either Party, their respective Affiliates or both Parties jointly pursuant to the Development Collaboration, and all Patents, trade secrets, and other intellectual property rights therein and thereto anywhere in the world. The Parties shall follow the principles of inventorship under United States patent law in order to determine the Party that invented, discovered, developed or otherwise generated any item of Project Technology.

1.73	“Quality Agreement” means the agreement to be entered into between the Parties setting out the responsibilities between the Parties for the technical and quality assurance aspects (including cGMP) of the supply of Supplied Product provided by BioMarin to Serono.

1.74	“Recall Costs” means [****]

1.75	“Receiving Party” has the meaning set forth in Section 13.1.

1.76	“Regulatory Agency” means (a) the FDA, (b) the EMEA, or (c) any other Governmental Body with regulatory authority comparable to the FDA or the EMEA in any other jurisdiction anywhere in the world.

1.77	“Regulatory Approval” means the authorization by an appropriate Regulatory Agency to market and sell a Licensed Product for an Indication in a jurisdiction.

1.78	“Royalty Term” means with respect to each Licensed Product in each country in the Territory, on a country-by-country basis, the period from the Effective Date until the later of (a) the expiration of the last to expire Patent Claim of a BioMarin Patent or a Joint Patent in such country covering such Licensed Product or (b) ten (10) years after the first commercial sale of such Licensed Product after receipt of Regulatory Approval for such Licensed Product in such country. Sales of Licensed Products under limited access, named patient programs shall not be considered a commercial sale commencing the ten (10) year period.

1.79	“Second Indication” means the second Indication for which a Licensed Product achieves a milestone set forth in Schedule 7.2(b)(ii). [****]

1.80	“Serono Background Technology” means (a) all inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, compositions, formulas and tangible materials Controlled by Serono or its Affiliates that (i) as of the Effective Date, Serono knows or should know (based on at least preliminary data) to be necessary for Serono’s development obligations under this Agreement, (ii) are necessary for BioMarin, its Affiliates and Sublicensees to develop, use, sell, offer to sell, or import Licensed Products, (iii) is used by Serono in connection with any Licensed Products, or (iv) other than Project Technology, are actually used by Serono or its Affiliates, during and in the course of Serono’s development obligations under this Agreement (collectively, the “Serono Technology”); (b) other than Project Technology, any and all improvements to the Serono Technology, to the extent invented, discovered, developed or otherwise generated by Serono or its Affiliates directly through Serono’s development obligations hereunder; and (c) all Patents, trade secrets, and other intellectual property rights anywhere in the world in and to any of the Serono Technology and improvements thereto described in subsections (a) and (b), above.

1.81	“Serono Indemnitees” has the meaning set forth in Section 12.2.

1.82	“Serono IP” means the Serono Project Technology and the Serono Background Technology.

1.83	“Serono Losses” has the meaning set forth in Section 12.2.

1.84	“Serono Patents” means Patents in or to Serono IP.

1.85	“Serono Project Technology” means Project Technology invented, discovered, developed or otherwise generated by Serono and its Affiliates (and not BioMarin or its Affiliates).

1.86	“Specifications” has the meaning set forth in Section 5.15(a).

1.87	“Steering Committee” means the committee described in Section 3.2.

1.88	“Sublicensee” means a Third Party to whom Serono or BioMarin has extended a sublicense consistent with Section 4.

1.89	“Supplied Product” means the formulated form of a Licensed Product in bulk, or at Serono’s option, primary, packaging.

1.90	“Term” has the meaning set forth in Section 10.1.

1.91	“Term Sheet” means that certain term sheet dated December 9, 2004 and executed by a duly authorized representative of each of the Parties.

1.92	“Territory” means all countries of the world excluding Japan and the United States, and all of their respective territories, possessions and protectorates, provided, however that for the purpose of Serono’s development of Licensed Products jointly with BioMarin pursuant to a Development Plan, the Territory shall include the United States.

1.93	“Third Party” means any Person other than BioMarin, Serono, or their respective Affiliates.

1.94	“Third Party Agreement” means any agreement, other than an Existing Third Party Agreement, entered into with a Third Party by either Party, or their respective Affiliates or Sublicensees, or any amendment or supplement thereto, whereby royalties, fees or other payments are to be made to the Third Party based on the exploitation of, or obtaining of rights under, intellectual property rights of the Third Party related to a Licensed Product.

2.	DEVELOPMENT COLLABORATION

2.1	Development Plans. The Parties wish to collaborate in the development of the Licensed Products pursuant to mutually agreed upon Development Plans. The Parties agree to discuss, prepare and negotiate in good faith a Development Plan for each Indication or group of related Indications. By way of example and not of limitation, the Parties may create Development Plans for: (i) Phenylase for the treatment of PKU; (ii) Phenoptin for the treatment of Indications other than PKU; and (iii) Phenylase for the treatment of Indications other than PKU. Neither Party will be obligated to collaborate with the other Party in developing any Licensed Product until and unless both Parties approve the applicable Development Plan for such License Product, including the budget for the Development Plan. The Parties hereby approve the Development Plan for Phenoptin in PKU attached hereto as Exhibit 2.1. Upon approval of each Development Plan, subject to this Section 2.1 and Section 2.3, the Parties will use Commercially Reasonable Efforts to develop a Licensed Product pursuant to the Development Plan. Subject to Section 2.4, through the Completion of Phase II, unless otherwise agreed by the Parties as provided in a Development Plan, BioMarin will be solely responsible for conducting all Development Activities with respect to such Development Plan, and Serono shall have no responsibility for such Development Activities. For any Licensed Product to be jointly developed under a Development Plan, disputes will be settled pursuant to the decision making process set forth in Section 3.2(c).

2.2	Payment for Development Activities. Except as otherwise provided in this Section 2, through the Completion of Phase II, unless otherwise agreed by the Parties as provided in a Development Plan, BioMarin will be solely responsible for all Development Costs incurred in connection with the Development Activities and Serono shall have no responsibility for payment of such Development Costs. Except as otherwise provided in this Section 2, upon Completion of Phase II, the Parties will share equally the Development Costs incurred in connection with the Development Activities. Further, no party shall be entitled to earn a profit margin on such Development Costs. [****]

2.3	Opt-Out Option. At any time, subject to the process described below, if the Parties cannot agree to a Development Plan or a proposed change to a Development Plan, or a Party does not elect to continue a Development Plan for any reason, either Party may decline to participate or decline to continue to participate in the development pursuant to the Development Plan going forward (“Opt-Out Option”). To exercise the Opt-Out Option, the exercising Party must provide written notice to that effect to the other Party (“Opt-Out Notice”). The Opt-Out Notice will be effective ninety (90) days after the date of the Opt-Out Notice if: (i) the approved annual budget for the Development Plan for the year in which the Opt-Out Notice would be effective is [****]; (ii) the Opt-Out Notice is delivered within sixty (60) days after data from a Phase III Clinical Trial under the Development Plan is unblinded and made generally available to the Parties; or (iii) the Opt-Out Notice is delivered within ten (10) Business Days after the approval of an annual budget by the Steering Committee, if such approval occurs after the September 20th immediately prior to the calendar year to which such annual budget pertains. If none of the foregoing applies, the Opt-Out Notice will be effective on the next January 1st that occurs not less than ninety (90) days after delivery of the Opt-Out Notice. Until the effective date of such Opt-Out Notice, the Parties will attempt to develop a mutually agreeable Development Plan and, until the effective date of the Opt-Out Notice, the Party exercising the Opt-Out Option will continue to perform its obligations under the last Development Plan approved prior to the Opt-Out Notice, including any payment obligations.

2.4	Independent Development.

(a)	Development Prior to Completion of Phase II. If either Party exercises an Opt-Out Option prior to the Completion of Phase II for a Licensed Product for an Indication under a Development Plan, such Party may independently, at is sole cost, continue development of such Licensed Product for such Indication.

(b)	Development After Completion of Phase II. If a Party exercises the Opt-Out Option after Completion of Phase II, except as provided below, the other Party shall have the right, but not the obligation, to continue the development of the Licensed Product for the Indication contemplated by the Development Plan, at its sole cost. For so long as the developing Party is using Commercially Reasonable Efforts to continue development of such Licensed Product for such Indication through Regulatory Approval by the EMEA or FDA, as applicable, until such Regulatory Approval is obtained, the Party exercising the Opt-Out Option shall not independently develop such Licensed Product for such Indication. Subject to the foregoing limitation, a Party exercising an Opt-Out Option shall have the right, but not the obligation, to develop the Licensed Product for the Indication contemplated by the Development Plan, at its sole cost.

(c)	Limitations on Independent Development for Safety Concerns. [****]

(d)	Payment of Milestones on Independent Development. [****].

(e)	Use of Independently Developed Data. Any data developed independently by or on behalf of BioMarin or Serono pursuant to Section 2.4 shall be fully disclosed to the other Party but may only be utilized by the other Party to the limited extent necessary in connection with providing Regulatory Agencies safety information as required in connection with Regulatory Approvals related to a Licensed Product. Without limiting the foregoing, such other Party shall not be entitled to use any data developed pursuant to Section 2.4 for any other purpose, except pursuant to an Opt-In Notice as described below.

2.5	Cost Reports.

(a)	Development Costs under a Development Plan. Within thirty (30) days after the end of each Calendar Quarter, the Parties shall compile and exchange accurate and complete information concerning their respective Development Cost expenditures for each Licensed Product under development pursuant to a Development Plan. Such exchanged information shall include a comparison of each Party’s actual Development Cost expenditures against the Development Cost expenditures that were budgeted in the applicable Development Plan. Unbudgeted Development Costs that were reasonably incurred under the circumstances shall be subject to each Party’s obligation to share the Development Costs equally, as set forth in Section 2.2, so long as such expenses do not [****]. No later than thirty (30) days after the exchange of the Parties’ respective Development Cost expenditure information, the Parties shall reconcile all Development Cost expenditure amounts through a net payment to the Party incurring greater Development Cost expenditures in such Calendar Quarter.

(b)	Reports for Independent Development of a Licensed Product. If one Party has exercised the Opt-Out Option for a Development Plan and one or both Parties are independently developing a Licensed Product which would have been jointly developed under the Development Plan, within thirty (30) days after the end of each Calendar Quarter, each Party developing the Licensed Product will provide to the other Party a report containing a detailed account of the costs incurred by the Party developing the Licensed Product during the previous Calendar Quarter that would have been Development Costs if they had been incurred pursuant to a Development Plan, along with an executive summary of the status of the development effort including (i) the basis for such costs, (ii) whether any clinical trial is being planned or being performed, and (iii) regulatory status.

(c)	Right to Audit Development Costs. Pursuant to the procedures set forth in Section 8.4, each Party will have the right to audit appropriate records of the other Party to verify Development Cost expenditures related to the other Party’s activities under the Development Plans.

2.6	Opt-In Rights.

(a)	Opt-In Procedure. If one Party has exercised the Opt-Out Option for a Development Plan under Section 2.3 and either Party has elected to independently develop a Licensed Product (“Developing Party”) as permitted under Section 2.4, the other Party (“Opting-In Party”) will have the option to elect at any time to participate in future development and commercialization of the Licensed Product under a Development Plan to be prepared by the Developing Party as provided in Section 2.6(b) (“Opt-In Option”). To exercise the Opt-In Option, the Opting-In Party must provide written notice to that effect to the Developing Party (“Opt-In Notice”) and reimburse the Developing Party the following amounts (“Opt-In Amount”): [****]. Within twenty (20) days after receiving the Opt-in Notice, the Developing Party will provide the Opting-In Party a statement setting forth the costs payable to the Developing Party under this Section 2.6.

(b)	Effect of Opt-In. Upon receipt of the Opt-In Notice, the Developing Party shall deliver its present development plan for such Licensed Product, which shall be the Development Plan in effect following the receipt of the Opt-In Notice, subject to such changes as the Developing Party may agree to and the results of all research and development by the Developing Party undertaken by the Developing Party with respect to the Licensed Product for such Indication shall be considered Project Technology, and the development of such Licensed Product by the Developing Party shall thereupon be deemed to have been conducted by the Parties as part of the Development Collaboration, and all provisions of this Agreement relating thereto (other than the sharing of Development Costs up to the date of the Opt-In Notice) shall apply.

(c)	Audit of Opt-In Amount. Pursuant to the procedures set forth in Section 8.4, the Opting-In Party will have the right to audit the Developing Party to verify the accuracy of the Opt-In Amount.

3.	DEVELOPMENT OF LICENSED PRODUCTS

3.1	Development Governance.

(a)	For Licensed Products under development pursuant to a Development Plan, BioMarin shall exclusively manage the development of Licensed Products under the supervision of the Steering Committee, until the Completion of Phase II.

(b)	For Licensed Products under development pursuant to a Development Plan, following Completion of Phase II for a Licensed Product for an Indication, upon formation of the Development Team, the Development Team shall manage the day-to-day development of such Licensed Product based upon the Development Plan. Each Development Plan shall allocate functional management of each activity under the Development Plan to the Parties with due regard for each Party’s legitimate concerns and interests as well as the completion of the Development Plan as a whole.

(c)	Upon Regulatory Approval of a Licensed Product for an Indication by both the FDA and the EMEA, all further development, including any post marketing approvals required by a Regulatory Agency, shall be exclusively managed in the Territory by Serono and shall be exclusively managed outside the Territory by BioMarin. Notwithstanding the foregoing, the Parties will endeavor in good faith to coordinate any overlapping post marketing commitments and to equitably allocate any expenses.

3.2	Steering Committee.

(a)	Role and Responsibilities. The Steering Committee will consist of six (6) members in total, with an equal number of members from each of the Parties. The members of the Steering Committee shall be senior personnel of their respective designating Parties. Each of the Parties shall notify the other as to its designees within thirty (30) days following the Effective Date. The Steering Committee will be deemed to be established on the date by which each Party shall have notified the other Party as to their respective initial designees. One member of the Steering Committee will be designated as the “Chairperson.” The Chairperson of the Steering Committee shall rotate on an annual basis, and the Steering Committee member designated by Serono shall be the first Chairperson. The Steering Committee shall oversee, review, and direct the Development Collaboration. The responsibilities of the Steering Committee shall include:

(i)	monitoring the progress of the Development Collaboration and ensuring open and frequent exchange between the Parties;

(ii)	administering the Development Collaboration and approving Development Plans, including any updates or amendments thereto;

(iii)	monitoring the Parties’ respective activities with respect to each Development Plan;

(iv)	monitoring and reviewing the activities of the Patent Committee;

(v)	approving annual and overall budgets for each Development Plan submitted by the Development Team(s), and any updates or amendments thereto;

(vi)	attempting to resolve any disputes arising within the Development Team(s); and

(vii)	performing such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

(b)	Steering Committee Meetings.

(i)	Either Party may call at anytime a meeting of the Steering Committee by the delivery of not less than five (5) business days advance written notice thereof to the other Party. The first meeting of the Steering Committee shall occur within sixty (60) days after the Effective Date. The Steering Committee shall meet in person at least semi-annually at mutually agreed upon times and locations, and telephonically at least quarterly between in-person meetings, at mutually agreed upon times. Unless otherwise agreed, such meetings shall not be consistently held at the offices of either Party. The Steering Committee may also hold meetings via telephone conference, video conference or other remote access system. Additional representatives of a Party may attend any Steering Committee meeting as nonvoting observers with the consent of the other Party, not to be unreasonably withheld. Each Party shall be responsible for all of the expenses associated with the attendance of its representatives at such meetings. The Steering Committee shall also address issues as they arise in the interim via special meetings or electronic mail.

(ii)	The Chairperson will prepare a written agenda for each meeting, provided that either Party may request that specific items be included in the agenda. The Chairperson will send to the other members of the Steering Committee notice of the meetings including the agenda for the meeting. The Chairperson will prepare written minutes of each meeting including the issues discussed, formal actions taken by the Steering Committee, and action items, if any, arising from the meeting. Meeting minutes and written summaries of any action taken by way of interim communications shall be promptly submitted (i) to all members of the Steering Committee, and (ii) to such other Persons as the Steering Committee may direct from time to time. No actions or decisions shall be effective unless approved by the Steering Committee in writing (including by email or facsimile) or by vote at a meeting of the Steering Committee followed by the entry of such action or decision into the minutes of such meeting followed by the approval of such minutes by the members of the Steering Committee of both Parties.

(c)	Decision Making. Decisions of the Steering Committee shall be made by unanimous agreement, and the members of the Steering Committee designated by a Party shall collectively have a single vote. If unanimity is not achieved on any action considered by the Steering Committee, such matter may be referred by either Party to the Chief Executive Officer of BioMarin and the Chief Executive Officer of Serono, by the delivery of written notice to such effect to such individuals, and such individuals shall promptly meet and endeavor in good faith to resolve such matters in a timely manner, taking into account the reasonable interests and opinions of both Parties. All proceedings involving disputes between the Parties shall be conducted exclusively in the English language. If such individuals do not resolve such matter within thirty (30) Business Days from the receipt of the written notice described in the second sentence of this Section 3.2(c) then:

[****] provided that any such decision by either Party shall be made taking into account the reasonable interests and opinions of both Parties.

(d)	Replacement of Steering Committee Members. Members of the Steering Committee may be removed or replaced from time to time by the Party that so designated such personnel and each Party shall promptly notify the other Party in writing of any substitution of such designating Party’s personnel.

3.3	Development Team and Development Team Leaders Roles and Responsibilities. At the first meeting of the Steering Committee, the Steering Committee shall establish a Development Team for Phenoptin in PKU. No later than forty-five (45) days after the Completion of Phase II for Phenoptin for any non-PKU Indication or for any other Licensed Product for any Indication, as applicable, or upon such earlier date as the Steering Committee may deem appropriate, the Steering Committee shall establish a Development Team for such Licensed Product in such Indication. Each Development Team shall consist of a Development Team Leader from each Party and a number of members to be agreed upon by the Steering Committee from time to time, with an equal number of members to be designated by each Party. At least two-thirds of the members of the Development Team shall constitute a quorum. Each Party’s designees shall be employees of their respective Parties in the areas of program management, research and development, manufacturing, commercial, regulatory affairs, finance or such other functional area as deemed appropriate by such Party, and each Party shall designate its initial Development Team Leader. The Development Team Leaders shall co-lead the Development Team. The Development Team Leaders will alternate serving as the Chairperson of the Development Team, with each Development Team Leader acting as Chairperson of the Development Team for a period of one (1) year. BioMarin shall designate the first Chairperson of the Development Team. Each Party shall have the right to replace its Development Team Leader at any time by prior written notice to the other Party.

(a)	The first meeting of each Development Team shall occur within thirty (30) days of the establishment of such Development Team. Thereafter, unless otherwise agreed to by the Development Team Leaders, each Development Team shall meet in person at least quarterly and telephonically at least monthly between in-person meetings, and as often as is deemed necessary by the Development Team Leaders on such Development Team. There shall be an agenda for each meeting of each Development Team and minutes of each meeting shall be taken by the Chairperson and shall include the issues discussed and action items, if any, arising from such meeting. Meeting minutes shall be submitted to the members of such Development Team and the Steering Committee. Each Party shall be responsible for all of the expenses associated with the attendance of its representatives at such meetings. All formal actions of a Development Team must receive the approval of both Development Team Leaders on such Development Team, in writing (including by email or facsimile) or by vote at a meeting of such Development Team followed by the entry of such action or decision into the minutes of such meeting followed by the approval of such minutes by the Development Team Leaders. In the absence of such mutual approval, either Development Team Leader may, by formal written notice to the Steering Committee, declare the existence of a dispute at the Development Team level, and thereby request that such dispute be resolved by the Steering Committee pursuant to the dispute resolution process set forth in Section 3.2(c).

(b)	The responsibilities of each Development Team shall include:

(i)	developing and submitting to the Steering Committee for approval each Development Plan and the associated overall budget for such Development Plan;

(ii)	developing and submitting to the Steering Committee for approval an annual budget for each Development Plan;

(iii)	developing and submitting to the Steering Committee for approval any appropriate updates or amendments to the Development Plan or its accompanying budgets;

(iv)	coordinating the activities undertaken by the Parties pursuant to the Development Plan;

(v)	reviewing clinical study reports and regulatory filings for Licensed Products; and

(vi)	taking such other actions as are expressly delegated to Development Team by the Steering Committee.

(c)	Members of a Development Team and the Development Team Leaders may be removed or replaced from time to time by the Party that so designated such personnel and each Party shall promptly notify the other Party in writing of any substitution of such designating Party’s personnel.

(d)	Publications. The Development Team shall discuss and review proposed publications describing the specific scientific results of the Development Collaboration. BioMarin and Serono shall treat matters of authorship of scientific abstracts, manuscripts or other publications (or presentations) in a proper collaborative spirit, giving credit where it is due. With respect to each Party’s publications and presentations, such Party shall not submit or present any written or oral publication, any manuscript, abstract or the like which includes data or other information related to the Project Technology or Confidential Information of the other Party without first obtaining the prior written consent of such other Party.

3.4	Commercial Team. Within sixty (60) days of the filing of an MAA, for a Licensed Product, the Steering Committee shall establish a Commercial Team for the Licensed Product. Each

Commercial Team shall consist of a Commercial Team Leader from each Party and a number of members to be agreed upon by the Steering Committee. The Commercial Team will serve as a venue for the Parties to harmonize their strategies for product positioning, to share information concerning their respective commercialization efforts with respect to the Licensed Product, to coordinate their activities in connection with medical meetings, and to otherwise share information and coordinate strategies and activities in a manner and with a scope as may be determined by the Steering Committee. The Commercial Team shall determine the format, timing, agenda and conduct of its meetings. The Commercial Team may, but is not required to, keep minutes of its meetings.

3.5	Removal of Members of Steering Committee, Development Team and Commercial Team. Members of the Steering Committee, a Development Team or a Commercial Team and the Steering Committee Chairperson, Development Team Leaders or the Commercial Team Leaders may be removed or replaced from time to time by the Party that so designated such personnel and each Party shall promptly notify the other Party in writing of any substitution of such designating Party’s personnel.

3.6	Efforts and Standards. Each Party shall use Commercially Reasonable Efforts to conduct its activities under the Development Collaboration and use personnel with sufficient skills and experience as are required to accomplish efficiently and expeditiously activities assigned to it under the Development Plan, in compliance in all material respects with all Laws.

3.7	Development Outside of Development Plan for Phenoptin in PKU. In the event the FDA or EMEA imposes a requirement that must be completed prior to the issuance of Regulatory Approval for Phenoptin in the treatment of PKU that is not part of an approved Development Plan and a Party is unwilling to modify the Development Plan to include such requirement, then, notwithstanding the limitations imposed by Section 2.4, the other Party may undertake such activities at its own expense and under its own control. Upon request, the other Party will provide reasonable assistance in such efforts, at no cost to such Party. All data generated through such development shall be Project Technology, provided, however, that any such data developed by BioMarin may only be utilized by Serono to the extent required by Regulatory Agencies. Without limiting the foregoing, Serono shall not be entitled to use any data developed pursuant to this Section 3.7 for any other purpose. To the extent that the costs incurred by Serono related to such independent development by Serono would have been Development Costs had they been included in the applicable Development Plan, then [****]

3.8	Books and Records. BioMarin and Serono shall maintain or cause to be maintained records in sufficient detail and in a manner that will completely and accurately reflect all work done and results achieved in the performance of the Development Collaboration (including all data required, and in the form required under any applicable Governmental Body regulations and as directed by the Steering Committee). Each Party shall make such records available to the other Party for inspection during regular business hours upon reasonable advance written notice of not less than three (3) Business Days. Each Party shall maintain the records of the other Party and the information contained therein in confidence in accordance with Section 13.

3.9	Regulatory Obligations and Approvals.

(a)	BioMarin shall be responsible, at its own expense, for all filings with Regulatory Agencies related to a Licensed Product for an Indication prior to the Completion of Phase II for such Licensed Product for such Indication. Following Completion of Phase II, BioMarin will be responsible for all filings with any Regulatory Agency outside the Territory and Serono will be responsible for all filings with any Regulatory Agency in the Territory. After Completion of Phase II but prior to the issuance of Regulatory Approval by the FDA and EMEA, other than costs incurred in preparing Common Technical Documents, which will be included as Development Costs, all expenses relating to filings with Regulatory Agencies will be borne by the Party with responsibility for such filings. For all filings following such Regulatory Approval by the FDA and EMEA, all regulatory filings will be at the sole expense of the Party responsible for such filing.

(b)	The Party responsible for each filing with any Regulatory Agency shall prepare and timely file all submissions for approvals required by the applicable Regulatory Agencies for such Licensed Product for such Indication. All regulatory submissions and approvals in the Territory shall be held by and in the name of Serono or its designees, and shall be owned by Serono, and all such regulatory documents shall be centralized and held by Serono. All such regulatory submissions and approvals outside the Territory shall be held by and in the name of BioMarin or its designees, and shall be owned by BioMarin, and all such regulatory documents shall be centralized and held by BioMarin.

(c)	Prior to submitting any MAA, the Parties, through the Development Team, shall consult and cooperate in preparing and reviewing such MAA and its content and scope. Notwithstanding any other provision of this Agreement, whether development of a Licensed Product is under a Development Plan or conducted by either Party independently, BioMarin shall have final decision making authority for all regulatory submissions outside of the Territory and Serono shall have final decision making authority for all regulatory submissions in the Territory. Promptly after filing, each Party shall provide the other Party with an electronic copy, if available, or a paper copy if an electronic copy is not available, of any MAA filed by such Party.

3.10	Regulatory Meetings and Communication. For each jurisdiction in the Territory, except as provided in Section 3.9(a), Serono shall be primarily responsible for conducting meetings and discussions related to Licensed Products with the Regulatory Agency in such jurisdiction. For each jurisdiction outside of the Territory, BioMarin shall be primarily responsible for conducting meetings and discussions related to Licensed Products with Regulatory Agency in such jurisdiction. To the extent practicable, at least one representative of the other Party shall be given the opportunity to participate in substantive discussions and attend meetings with Regulatory Agencies that relate to Licensed Products. The Parties shall cooperate in good faith with respect to the conduct of any inspections by any Regulatory Agency of a Party’s site and facilities related to Licensed Products, and each Party shall at a minimum be given the opportunity to attend the summary meeting related to Licensed Products with such Regulatory Agency at the conclusion of such site inspection. Each Party shall consider the attendance of the other Party at any such regulatory inspections, but shall not be obligated to accept the other Party’s attendance at such inspections if such attendance would result in the disclosure to the other Party of confidential information or trade secrets unrelated to the Licensed Products. To the extent either Party has substantive written or oral communication with any Regulatory Agency relating to any Licensed Product, the Party participating in such communication shall notify the other Party and provide a copy to the other Party of any written communication, or notes of any oral communication, as soon as reasonably practicable. Such communications shall be deemed Confidential Information of the Party responsible for such communications, subject to the terms and conditions set forth in Section 13.

3.11	Compliance with Law and Safety Reporting. Each Party shall conduct clinical studies hereunder, and shall use, sell and distribute Licensed Products in its respective territories in accordance with all applicable Laws. The Parties shall comply with the terms and conditions set forth in a safety reporting and data exchange agreement specifying worldwide safety reporting requirements and methods for exchange of important safety information regarding the Licensed Product. Such safety reporting and data exchange agreement will be executed and delivered by the Parties within six (6) months of the Effective Date. The Parties shall each maintain a safety database for the Licensed Product and any clinical studies conducted with the Licensed Product by such Party and shall submit to applicable Regulatory Agencies all required safety reports. Each Party shall also be responsible for providing product, medical and clinical information regarding the Licensed Product to its customers.

4.	INTELLECTUAL PROPERTY; LICENSES

4.1	Ownership of Intellectual Properties. BioMarin shall own any and all intellectual property covering BioMarin IP, Serono shall own any and all intellectual property covering Serono IP, and BioMarin and Serono shall jointly own any and all intellectual property covering Joint Project Technology, in each case subject to the licenses granted hereunder. The Parties agree that the laws and rights applicable under United States law with respect to joint ownership of patents and inventions shall be exclusively applied to the rights and obligations arising under this Agreement. Except for the rights expressly granted in this Section 4, no right, option or license is granted or implied to Serono or BioMarin, under any Patent or other intellectual property or to any other product, in any field, or in any geographic territory. Neither Party makes any grant of rights by implication.

4.2	Development Project License. Serono hereby grants to BioMarin a worldwide, non-exclusive, royalty-free license, with right to sublicense to BioMarin’s Affiliates and Contractors in accordance with Section 4.6, to practice and use the Serono IP solely in connection with the development of Licensed Products and to fulfill its supply obligations set forth herein.

4.3	License to Serono in the Territory.

(a)	Subject to the terms and conditions of this Agreement, BioMarin hereby grants to Serono a royalty-bearing license under the BioMarin IP and BioMarin’s interest in Joint Project Technology to use, sell, offer to sell, and import each Licensed Product for each Indication solely within the Field and the Territory during the Royalty Term.

(b)	Serono expressly acknowledges that (i) the license granted in Section 4.3(a) includes a sublicense of certain rights licensed to BioMarin pursuant to the Existing Third Party Agreements, and (ii) any sublicense of such rights must comply with the requirements set forth in the respective Existing Third Party Agreements regarding sublicenses granted pursuant to such Existing Third Party Agreement; provided, however, that such acknowledgments shall not create any obligations or direct liability of Serono to the Third Party under such Existing Third Party Agreements, and BioMarin and shall use Commercially Reasonable Efforts to cause such agreements to be amended to provide that in the event that such agreements terminate for any reason, Serono shall have the right to assume BioMarin’s rights and responsibilities thereunder.

(c)	Subject to BioMarin’s retained rights to practice and use the BioMarin IP and BioMarin’s interest in the Joint Project Technology solely within the scope of the Development Collaboration and BioMarin’s supply obligations hereunder, the license set forth in Section 4.3(a) shall be exclusive (even as against BioMarin) in each country of the Territory.

4.4	Sublicenses as to Licensed Products. Subject to the terms and conditions of this Agreement, Serono shall have the right to grant sublicenses under the license granted in Section 4.3 as to a Licensed Product for an Indication solely within the Field and the Territory during the Royalty Term of such Licensed Product; provided, however, that:

(a)	any such Sublicensee shall (i) affirmatively agree in writing that it is subject to and shall be governed by this Agreement, except with respect to Sections 2, 3.1-3.8, 4.2, 4.5, 4.6, 4.9, 5, 6 (with respect to portions of the Territory not included within such sublicense), 7, 8.1, 8.2, 8.5, 10, 11, 12, and 14 and that the Sublicensee shall comply with all of Serono’s obligations hereunder in accordance herewith except with respect to Sections 2, 3.1-3.8, 4.2, 4.5, 4.6, 4.9, 5, 6 (with respect to portions of the Territory not included within such sublicense), 7, 8.1, 8.2, 8.5, 10, 11, 12, and 14, (ii) be immediately disclosed to BioMarin in its entirety, and (iii) be subject to BioMarin’s prior written approval, such approval not to be unreasonably withheld or delayed;

(b)	no sublicense shall relieve Serono of any duty or obligation under this Agreement and Serono shall be fully liable to BioMarin for all failures by any Sublicensee to comply with the terms and conditions set forth in this Agreement that apply to Sublicensees as provided in (a) above; and

(c)	[****]

4.5	License to BioMarin Outside the Territory. Serono hereby grants to BioMarin a royalty-free license under the Serono Project Technology and Serono’s interest in the Joint Project Technology to make, have made, use, sell, offer to sell, and import each Licensed Product solely within the Field and outside the Territory during the Royalty Term applicable to such Licensed Product. Subject to Serono’s development obligations hereunder, such license shall be exclusive (even as against Serono) in each country outside the Territory.

4.6	Sublicensees. Subject to the terms and conditions of this Agreement, BioMarin shall have the right to grant sublicenses under the license granted in Section 4.5; provided, however, that:

(a)	any such Sublicensee shall affirmatively agree in writing that it is subject to and shall be governed by this Agreement except with respect to Sections 2, 3.1-3.8, 4.3, 4.4, 4.9, 5, 6 (other than Section 6.6), 7, 8, 11, and 14, and that the Sublicensee shall comply with all of BioMarin’s obligations hereunder in accordance herewith; and

(b)	no Sublicensee shall relieve BioMarin of any duty or obligation under this Agreement and BioMarin shall be fully liable to Serono for all failures by any Sublicensee to comply with the terms and conditions set forth in this Agreement.

4.7	Patent Marking; Designations. Each Party agrees to mark with notices of Patent, and to have so marked by its Affiliates and Sublicensees, each marketed Licensed Product and all related packaging, advertising and promotional materials, in accordance with the laws of the United States or other applicable countries relating to the marketing of patented articles. Serono agrees that it will in no way alter, deface, remove, cover up or mutilate in any manner whatsoever, any BioMarin serial or model number, the word “patent” and/or the patent number, copyright symbol, brand or name which BioMarin may attach or affix to or make a part of (or require be attached or affixed to, or made a part of) Licensed Product packaging or advertising and promotional materials therefor, nor shall Serono permit any of its Affiliates or Sublicensees to do any of the foregoing. Subject to Laws and the availability of sufficient space on the applicable material, Serono shall indicate on such promotional and packaging materials as reasonably requested by BioMarin: (a) for Phenoptin, that such Licensed Product is “Developed and manufactured in collaboration with BioMarin Pharmaceutical Inc., Novato, California and Daiichi Suntory Pharma Co., Ltd., Tokyo, Japan and distributed under license” and (b) for Phenylase, that such Licensed Product is “Developed and manufactured in collaboration with BioMarin Pharmaceutical Inc., Novato, California and distributed under license,” or such similar notices, in the case of (a) or (b) as BioMarin may reasonably request, and in such format and placement as Serono shall reasonably determine.

4.8	Trademarks. Subject to BioMarin’s licensors’ rights in such Licensed Products, Serono shall have the right to select, register and own (and bear all costs associated with), any and all trademarks associated with the Licensed Products within the Territory. As between the Parties, BioMarin shall have the right to select, register and own (and bear all costs associated with), any and all trademarks associated with the Licensed Products outside the Territory. BioMarin shall transfer to Serono, at BioMarin’s expense, any and all trademarks associated with the Licensed Products that have been filed by BioMarin within the Territory, including but not limited to “Phenoptin.” The Parties shall cooperate reasonably with each other to develop, implement and maintain a complementary trademark strategy and reasonably endeavor to select a single trademark for each Licensed Product on a worldwide basis. If the Parties use a single trademark for a Licensed Product, they shall cooperate reasonably with each other to develop a suitable website homepage for the Licensed Product on top level domain(s), with the content and format of any top level domain website homepage for the Licensed Product to be approved by the Parties.

4.9	Technology Transfer. Within sixty (60) days after the Effective Date, the Development Team shall prepare a plan to effectuate the transfer to Serono of BioMarin IP (including, without limitation, and regulatory filings and clinical protocols and results) that is necessary for Serono to conduct the activities contemplated hereunder and as may be required for Serono to seek Regulatory Approvals for any Licensed Product, and such transfer of BioMarin IP shall be completed within one hundred and twenty (120) days of the Effective Date. During the Term, BioMarin shall provide to Serono full and prompt disclosure of any new BioMarin IP, and Serono shall provide to BioMarin full and prompt disclosure of any new Serono IP. In addition, the Parties may effect a manufacturing technology transfer as provided in Section 5.7.

5.	SUPPLY OF LICENSED PRODUCT

5.1	Supply of Licensed Product. BioMarin shall supply Supplied Product exclusively to Serono for development and commercialization in the Territory as provided in this Section 5. BioMarin or its Contractors shall manufacture Supplied Product and sell Supplied Product to Serono and Serono shall purchase Supplied Product from BioMarin based upon firm purchase orders consistent with the terms set forth in this Section 5. Serono shall satisfy all of its and its

Affiliates’ and Sublicensees’ requirements in or for the Territory for Supplied Products solely through purchases of Supplied Products from BioMarin pursuant to this Section 5. In addition, BioMarin shall supply placebo needed by Serono and its Affiliates and Sublicensees (if any) for the conduct of Phase II and/ or Phase III Clinical Trials of the Licensed Product in any Indication. BioMarin shall also supply Serono and its Affiliates or Sublicensees (if any) with any samples of Supplied Product required by any Regulatory Agency.

5.2	Forecasts. At the beginning of each month, Serono shall provide BioMarin with a rolling forecast for Supplied Products for the fifteen (15) month period commencing three (3) months after the delivery of such forecast (the “Rolling Forecast”). For instance, the forecast delivered in January 2006 shall cover the period of April 2006 through June 2007. The amount for the first month included in each Rolling Forecast shall be firm and binding on Serono and the monthly amounts for the remaining period shall be non-binding; provided that such amounts shall represent Serono’s best estimate of its requirements for such periods, and provided, further, that BioMarin shall take into account such monthly amounts to maintain safety stocks of Supplied Product as required in Section 5.10 and use its Commercially Reasonable Efforts to ensure that sufficient manufacturing capacity is available at BioMarin’s Contractor’s facility, such as to comply with its obligations hereunder. The first Rolling Forecast for each Licensed Product shall be provided no later than ninety (90) days after the filing of the MAA for such Licensed Product.

5.3	Purchase Orders.

(a)	Concurrent with the delivery of each Rolling Forecast, Serono shall issue a binding purchase order (a “Purchase Order”) for the supply of Supplied Product in quantities specified in the first month of each Rolling Forecast, and such purchase order shall specify reasonable delivery dates, and instructions for shipping and packaging the Supplied Products. If there is any inconsistency between any of the terms and conditions of a Serono Purchase Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

(b)	Within three (3) Business Days of receiving a Purchase Order from Serono, BioMarin shall give written notice to Serono specifying the acceptance of such Purchase Order, unless the terms of such Purchase Order are not in accordance with the provisions of Sections 5.2 and 5.3. In the event that BioMarin does not accept a Purchase Order, the Parties will promptly consult with each other to resolve the issues as promptly as feasible and such Purchase Order will be modified accordingly.

(c)	If Serono requests a change to a Purchase Order (a “Change Order”) after such Purchase Order is acknowledged by BioMarin, BioMarin shall use Commercially Reasonable Efforts to accommodate such Change Order. Notwithstanding the foregoing, Serono, by providing written notice to BioMarin, may cancel or modify any of its outstanding Purchasing Orders for Supplied Product if a recall of Supplied Product is deemed necessary in the Territory (unless such recall results solely from an act or omission of Serono) and Serono may then modify the related forecast accordingly. In addition, Serono may cancel any outstanding Purchase Order in the event of a termination of this Agreement. Unless such recall is due to BioMarin’s breach of this Agreement, including without limitation a breach of Section 5.5, in the event Serono cancels any Purchase Order as permitted under this Section 5.3(c), Serono will pay BioMarin all non-cancelable Cost of Goods incurred by BioMarin in connection with such Purchase Order, provided that BioMarin will use Commercially Reasonable Efforts to mitigate such costs.

5.4	Supply Price and Standard Supply Price.

(a)	BioMarin shall supply Serono with requirements of Supplied Product for development and commercial purposes for all countries in the Territory and shall obtain authorization from the FDA or other applicable Regulatory Agencies to manufacture, have manufactured, ship and export from the United States Supplied Product for all purposes in and to the European Union or Switzerland; provided that Serono shall be solely responsible for re-exportation of Supplied Product to any other jurisdiction in the Territory. The supply price paid by Serono for Supplied Product shall be equal to [****]. BioMarin’s Cost of Goods (a) shall not [****] amounts actually paid by BioMarin to Contractors to acquire Supplied Product and (b) shall not include any costs, including without limitation royalty or other payments due under Existing Third Party Agreements, associated with licenses or other intellectual property rights that may be due by BioMarin to Third Parties. The Cost of Goods shall not exceed costs incurred by BioMarin (including amounts paid to Contractors) in the manufacture and supply of its own Supplied Product plus or minus incremental, documented costs incurred in connection with the implementation of any special requirements required inside or outside the Territory, such as different packaging configurations or requirements of a Regulatory Agency. During the Term, BioMarin shall evaluate on a regular basis the efficiency of its manufacturing, procurement and supply chain processes, and those of its Contractors, and shall use Commercially Reasonable Efforts to reduce the Cost of Goods. If Serono provides information to BioMarin that it believes could lead to a reduction in the Cost of Goods, the Steering Committee shall consider (and if appropriate, act upon) that information within a reasonable period of time. If either Party can demonstrate that it can produce Supplied Product internally, or that a third party can produce Supplied Product, for a savings over the current Cost of Goods of such Supplied Product, whether for backup or second sourcing purposes or for any other purposes, the Parties shall discuss such possibility in good faith, subject to the manufacturing rights retained by Daiichi Suntory Pharma Co., Ltd. and Shiratori Pharmaceutical Co., Ltd. under the Existing Third Party Agreements.

(b)	Prior to December 1st of each year, BioMarin and Serono shall agree in writing on the standard cost of goods for Supplied Product for the following calendar year. For such calendar year, BioMarin will invoice Serono, and Serono will pay BioMarin, for Supplied Product [****] for Supplied Product shipped to Serono and its Affiliates or Sublicensees in such calendar year. Within forty-five (45) days after the end of each calendar year BioMarin shall send to Serono a report comparing its aggregate actual Cost of Goods for all Supplied Product shipped to Serono and its Affiliates or Sublicensees and the aggregate standard cost of goods for such Supplied Product. If the aggregate actual Cost of Goods is greater than the aggregate standard cost of goods, Serono shall pay to BioMarin [****] and if the aggregate standard cost of goods is greater than the aggregate actual Cost of Goods, BioMarin shall pay to Serono [****], in each case not later than thirty (30) days from the approval by Serono of such report.

5.5	Manufacture. BioMarin shall be responsible for the manufacture of the Supplied Product and shall cause the Supplied Product to be manufactured or supplied in accordance with the Specifications, the written manufacturing procedures, the Quality Agreement and the Laws (including regulations for shipment of the Supplied Product into the European Union and Switzerland). BioMarin and/or its Contractor(s) shall manufacture and supply Supplied Product and Serono shall perform and be responsible for all costs associated with all labeling, secondary packaging, final release testing and similar activities required by Regulatory Agencies in the

Territory. Unless otherwise agreed by the Parties, if Supplied Product is delivered in primary packaging, BioMarin shall not be obligated to provide more than one configuration of primary packaging for each Licensed Product. Serono shall promptly advise BioMarin in writing of any new standards, procedures or specifications required by the applicable Regulatory Agencies in the Territory and the Parties shall confer with respect to the best mode of compliance with such requirements. If any changes to the Specifications for the Supplied Product are required by the EMEA prior to Regulatory Approval, BioMarin shall, in supplying such Supplied Product to Serono, comply with such changes and any costs of the Parties in making such changes shall be included as a Development Cost. If any changes to the Specifications for the Supplied Product are required by the EMEA after Regulatory Approval, BioMarin will use its best efforts to comply with such changes and BioMarin and Serono shall each be responsible for [****] incurred by BioMarin in complying with such changes [****] and all additional costs will be the responsibility of Serono, including all of BioMarin’s costs [****] and all costs of filings with Regulatory Agencies. BioMarin shall maintain and shall use Commercially Reasonable Efforts to cause its Contractors’ to maintain during the Term any license required by the FDA or any other applicable Regulatory Agencies to permit the manufacture and supply of the Supplied Product hereunder in accordance with Law. BioMarin shall promptly notify Serono of, and consult with Serono regarding, any request BioMarin receives from any government or Regulatory Agency to change the Specifications in any manner that could affect Regulatory Approvals for the Licensed Product in the Territory. BioMarin shall consult with Serono and, unless required by Law or to address serious safety issues, receive Serono’s written approval, not to be unreasonably withheld, before applying to the FDA or any other Regulatory Agency to change the Specifications in any manner that could affect Regulatory Approvals for the Supplied Product in the Territory.

5.6	Compliance with Forecasts; Shipping Dates. BioMarin shall ship Supplied Product on the delivery dates provided in Serono’s firm purchase orders, and Serono shall package label and release Supplied Product promptly and efficiently so as to ensure that a sufficient supply of Licensed Product is available to commence and continue distribution of the Licensed Product in the Territory following receipt of Regulatory Approvals. If BioMarin anticipates any delay that would result in a change to the scheduled delivery date, BioMarin will notify Serono as soon as possible, shall take all reasonable measures to deliver Supplied Product not later than the scheduled delivery date or as soon as possible thereafter and if such delay is caused by events or circumstances beyond BioMarin’s reasonable control, all expenses associated with such measures shall be included within Cost of Goods. The Parties agree, in the event of a shortage of Supplied Product, to apportion available Supplied Product including BioMarin’s safety stock, between Serono and its Affiliates and Sublicensees, and BioMarin and its Affiliate and Sublicensees, in accordance with the total requirements for Supplied Product set forth in such Parties’ purchase orders and forecast, or equivalent. The Parties acknowledge that the Parties’ commercial requirements have priority over development requirements unless otherwise determined by the Steering Committee; provided that until Serono has completed the necessary clinical trials required for the approval of the Supplied Product for PKU from the EMEA, Serono’s development requirements related to the corresponding EMEA filing shall have equal priority with the Parties’ commercial requirements.

5.7	Technology Transfer. Upon the occurrence of any of the following events, Serono shall have the right to require BioMarin to effect a transfer of manufacturing know-how sufficient to enable Serono, or a third party designated by Serono, to manufacture the Supplied Product in accordance with the Specifications:

(a)	material breach by BioMarin under this Section 5 that has not been cured within sixty (60) days after written notice of such breach is provided by Serono to BioMarin;

(b)	if BioMarin suffers Financial Difficulty; or

(c)	any event that has prevented BioMarin’s or BioMarin’s Contractor(s) from shipping Supplied Products in accordance with Serono orders for three (3) months.

5.8	Delivery of Supplied Product. Subject to the terms and conditions of this Agreement, BioMarin shall fill (by full or partial shipment) Serono’s orders for Supplied Products for the Territory, F.C.A. (IncoTerms 2000) BioMarin’s or its Contractor’s facility as previously noticed to Serono, provided that notwithstanding the foregoing, title will not transfer until Supplied Products are one (1) mile outside of United States territorial waters. To the extent BioMarin incurs any shipping charges, premiums for freight insurance, customs duties or other import or export fees, or other transportation costs in connection with shipments of Supplied Product to Serono, BioMarin shall invoice Serono for all such charges and Serono shall promptly reimburse BioMarin for such amounts consistent with the payment terms of this Agreement.

5.9	Shelf Life. BioMarin shall deliver Supplied Product to Serono having not less than [****] of its shelf life remaining upon delivery to Serono. In addition, the Parties acknowledge that the Development Plan for Phenoptin for PKU shall include an undertaking by BioMarin to obtain a shelf–life for Supplied Product of at least [****], and conduct related stability studies for Supplied Product packaged in its primary packaging.

5.10	Safety Stock. At all times, BioMarin shall maintain an inventory of either unformulated active pharmaceutical ingredients or formulated Supplied Product in quantities, reasonably established by BioMarin, that are sufficient to meet the anticipated worldwide demand for a period of no less than [****]. Serono shall maintain an inventory of Licensed Product in quantities, reasonably established by Serono, that are sufficient to meet the anticipated demands in the Territory for a period of no less than [****]. BioMarin shall report to Serono on a quarterly basis such inventory status for Supplied Product. Such status shall include as a minimum the quantity available of such Supplied Product. If any ingredient used to manufacture the Supplied Product has a lead time greater than [****], BioMarin shall maintain at any time an inventory of, at its option, either (i) such ingredient or (ii) unformulated active pharmaceutical ingredient, but only if such ingredient is an ingredient involved in the manufacture of the active pharmaceutical ingredient, or (iii) Supplied Product sufficient to cover the anticipated worldwide demand for the Licensed Product for a period of no less than [****]. In the event that the inventory required to be maintained hereunder is not maintained due to excess purchase orders by Serono pursuant to Section 5.16 or replacement of defective Supplied Product pursuant to Section 5.15, BioMarin shall use Commercially Reasonable Efforts to restore such inventory as soon as reasonably possible; provided that such temporary reduced stock shall not be a breach of this Agreement. In the event that the restock is due to orders pursuant to Section 5.16 or replacement of Supplied Product that is defective due to events or circumstances beyond BioMarin’s reasonable control, any additional costs associated with such restock shall be included in Cost of Goods. In the event that the restock is due to replacement of Supplied Product that is defective due to events or circumstances within BioMarin’s reasonable control, any additional costs associated with such restock shall be excluded from Cost of Goods.

5.11	Payment Procedures. Serono’s payment to BioMarin for the Supplied Product supplied by BioMarin shall be due in United States currency by wire transfer to a bank account designated by BioMarin no later than thirty (30) days after the date of the invoice for such Supplied Product. Late payments arising under this Section 5 shall be subject to the late charge set forth in Section 8.2.

5.12	Documentation Associated with Shipments. BioMarin (or its Contractors) will prepare comprehensive batch documentation for the production of each lot of Supplied Product under this Agreement, in accordance with the Quality Agreement, cGMP and other instructions and Specifications that are agreed upon by the Parties and will retain such documentation pursuant to an appropriate document retention schedule that complies with FDA and EMEA requirements. The batch documentation will be available to Serono for inspection and review. Upon Serono’s request, BioMarin will supply Serono with copies of such batch documentation, and if any batch documentation is not provided in English, BioMarin shall provide to Serono copies of such batch documentation translated into English. Five (5) days prior to each shipment of Supplied Product, BioMarin shall send to Serono by facsimile a copy of the detailed packing list indicating gross and net weights, invoice, airway bill number and flights details. BioMarin shall send with each shipment of Supplied Product a pro forma invoice or comparable document to be agreed with Serono containing at least Serono’s material description and code, Serono’s purchase order number, Supplied Product batch number, manufacturing date, unit of measure and total quantity delivered.

5.13	Direct Shipment to Customers. BioMarin shall not be required to ship Supplied Product directly to a customer of Serono unless Serono first seeks and obtains BioMarin’s prior written approval for such a shipment.

5.14	Risk of Loss. BioMarin’s obligation to ship Supplied Product shall be fully and completely discharged, and all risk of loss or damage shall immediately pass to Serono at the time that a shipment of Supplied Product is delivered to Serono’s designated carrier consistent with Section 5.8.

5.15	Rejection.

(a)	Promptly upon receipt of each delivery of Supplied Product, Serono shall perform appropriate inspection procedures designed to determine whether such Supplied Product conforms at the time of delivery to the applicable specifications therefor (such specifications to be consistent with those contained in the Regulatory Approvals in the Territory and mutually agreed upon in writing prior to the first shipment of a Supplied Product (for each Supplied Product, the “Specifications”)). If the Supplied Product supplied by BioMarin under this Agreement fails to conform to the Specifications, Serono shall so notify BioMarin promptly after its discovery of such non-conformity, and in any event within sixty (60) days after Serono’s receipt of the subject shipment, and Serono shall concurrently present reasonable evidence to BioMarin of such non-conformity. If Serono notifies BioMarin that Supplied Product is non-conforming and BioMarin does not dispute such determination, BioMarin shall promptly supply Serono with replacement Supplied Product at BioMarin’s cost and expense. If subsequently, BioMarin demonstrates that any such Supplied Product alleged to be non-conforming by Serono is confirming, Serono shall be responsible for the costs of the replacement Supplied Product.

(b)	In the event that BioMarin disputes the findings alleging non-conformity provided by Serono, BioMarin shall provide Serono with notice thereof within fifteen (15) days after BioMarin’s receipt of Serono’s notice and presentation of evidence described in Section 5.15(a). BioMarin shall thereafter have an additional twenty (20) days after Serono’s receipt of such notice to perform such testing and analysis of the Supplied Product that Serono claims to be non-conforming as BioMarin shall determine to be appropriate. Based on such testing the Parties will negotiate in good faith for a period of not more than twenty (20) days to reach a resolution of the issue.

(c)	If the Parties are unable to reach a resolution within such twenty-day period, they shall agree to submit the allegedly non-conforming Supplied Product to an independent testing laboratory acceptable to both Parties that shall be charged with determining whether or not the Supplied Product meets the Specifications. Such laboratory’s findings shall be final and binding on the Parties. If the Supplied Product meets the Specifications, Serono shall pay for such laboratory’s costs and expenses for such testing and if the Supplied Product does not meet the Specifications, BioMarin shall pay for such costs and expenses.

In the event that it is determined, based on the above procedures, that the allegedly non-conforming Supplied Product was conforming, then Serono shall be responsible for payment for any such Supplied Product. In the event that it is determined, based on the above procedures, that any Supplied Product delivered to Serono does not meet the Specifications, BioMarin shall replace promptly, at no additional expense to Serono, such non-conforming Supplied Product with new Supplied Product that does conform with the Specifications thereof, and shall bear all costs of shipment of such new Supplied Product. BioMarin shall give Serono written instructions as to how Serono should, at BioMarin’s expense, dispose of any non-conforming Supplied Product, and such instructions shall comply with all appropriate governmental requirements. Serono shall have no right to replacement of allegedly non-conforming Supplied Product if such non-conformity would have been detected upon reasonable inspection when first delivered and Serono fails to identify and notify BioMarin of the non-conformity within sixty (60) days after receipt by Serono of the subject shipment. Serono’s sole remedy resulting from BioMarin’s delivery of non-conforming Supplied Product, and BioMarin’s sole obligations with respect thereof, shall be as set forth in this Section 5.15, provided however, if any non-conforming Supplied Product identified by Serono after such sixty (60) day period would not have been reasonably expected to have been identified upon reasonable inspection to be non-conforming, then BioMarin shall replace, promptly and at no additional expense to Serono, any non-conforming Supplied Product with new Supplied Product that conforms to the Specifications therefor, and shall bear all of the costs of shipment of such new Supplied Product.

5.16	Supply in Excess of Forecast. Should, at any future time during the Term, Serono’s requirements for Supplied Product exceed the Rolling Forecasts, Serono shall provide BioMarin, as soon as reasonably practicable, with written notice to this effect with a good faith indication of the total amount of such excess requirements. BioMarin shall, within thirty (30) days from the receipt of such notice, advise Serono in writing as to BioMarin’s ability to provide such supply and shall use its Commercially Reasonable Efforts to supply such excess requirements pursuant to any firm Purchase Orders which Serono may place pursuant to Section 5.3; provided that BioMarin will not be obligated to use more than one half of the safety stock maintained by BioMarin pursuant to Section 5.10 to satisfy such additional orders.

5.17	Suppliers. Without limiting BioMarin’s responsibility under this Agreement, BioMarin shall have the right at any time to satisfy its supply obligations to Serono hereunder, either in whole or in part, through arrangements with Contractors engaged to perform services or supply facilities or goods in connection with the manufacture, testing, and/or packaging of Supplied Product. BioMarin shall ensure that all facilities processes and procedures of such Contractors comply with applicable regulations and cGMP standards and will give Serono written notice sufficiently in advance of any proposed arrangement or change to any arrangement to determine whether such arrangement would require changes to an MAA filed in the Territory, and in any event, any such proposal or change shall be subject to the change control procedures required by cGMP and as set forth in the Quality Agreement. BioMarin shall not make any arrangements with Contractors that could reasonably be expected to result in an interruption in the supply of the Licensed Products to the Territory. To the extent that any such arrangements with Contractors would require any authorizations to be sought with Regulatory Agencies in the Territory or otherwise require that changes be made to the Regulatory Approvals, then BioMarin shall not proceed with such arrangements without the prior written approval of Serono, such approval not to be unreasonably withheld or delayed. Serono shall be responsible, at its expense, for preparing and making any requisite filings with Regulatory Agencies in the Territory and diligently seeking approvals for such change.

5.18	Quality Agreement. Within four (4) months after the Effective Date, BioMarin and Serono will enter into a Quality Agreement for Phenoptin for PKU. In the event of a conflict between the Quality Agreement and this Agreement, this Agreement shall govern and control, unless otherwise expressly provided in the Quality Agreement. Within two (2) months prior to the anticipated initiation of a clinical trial of any other Licensed Product, BioMarin and Serono will enter into a Quality Agreement for such other Licensed Product (or amend the existing Quality Agreement to cover such other Licensed Product).

5.19	Audit. Serono will have the right to be present when BioMarin is conducting an audit of any Contractor facility where Supplied Product is manufactured, packaged and/or stored, provided however such right to be present shall be limited to once per Calendar Year. During normal business hours and upon reasonable advance notice, Serono will have the right to audit the facilities of BioMarin where Supplied Products are manufactured, packaged, and/or stored, for purposes of monitoring the conditions and processes under which Supplied Product is manufactured, packaged and stored, provided, however, that any such audits of BioMarin may be performed only once per calendar year with respect to a given facility.

6.	DISTRIBUTION OF LICENSED PRODUCT

6.1	Marketing and Distribution of Licensed Product.

(a)	Serono shall have sole responsibility and shall bear all costs and expenses for the promotion and distribution of Licensed Product in the Territory.

(b)	BioMarin shall have sole responsibility and shall bear all costs and expenses for the promotion and distribution of Licensed Product outside the Territory.

6.2	Post-Marketing Clinical Studies and Surveillance. No later than thirty (30) days after the first submission of an MAA for a Licensed Product for an Indication, the Parties shall establish mutually acceptable liaisons, venues and processes for the coordination of their respective activities in the planning and conduct of post-marketing clinical studies and surveillance for such Licensed Product for such Indication. Serono shall be responsible for all costs associated with the planning and conduct of post-marketing clinical studies and surveillance, and filing and maintenance of marketing authorizations in the Territory, and BioMarin shall be responsible for all costs associated with the planning and conduct of post-marketing clinical studies and surveillance, and filing and maintenance of marketing authorizations outside the Territory.

6.3	Regulatory Diligence, Compliance with Laws. For each Licensed Product, Serono will use Commercially Reasonable Efforts to:

(a)	obtain Regulatory Approvals in the Territory for Licensed Products;

(b)	maintain appropriate quality control and quality assurance systems for the distribution of Licensed Product in the Territory;

(c)	comply with Laws in each jurisdiction where Licensed Products are sold;

(d)	comply with all applicable export laws and restrictions and regulations of the Department of Commerce or other Governmental Body, and not to export any Confidential Information or Licensed Products in violation of any such restrictions, laws or regulations;

(e)	not make any claims, representations or warranties directly or indirectly to any Third Party about the Licensed Products except as permitted by Law;

(f)	keep records of all Licensed Product sales and customers sufficient to adequately administer a recall of any Licensed Product for five (5) years after the sale; and

(g)	market and sell the Licensed Products on their own merits and not with the intent of promoting or encouraging the purchase or use of any other product or service.

6.4	Commercial Diligence. With respect to each Licensed Product for each Indication, Serono shall use Commercially Reasonable Efforts (a) to [****]

6.5	Changes to Licensed Products. Either BioMarin or Serono may propose changes to the Specifications of a Licensed Product and the Parties will discuss any such proposed change in good faith. If the Parties are unable to agree on whether or not to implement such change: (a) BioMarin may, if it so elects, make such change, at its own expense, for such Licensed Product for sale outside the Territory; and (b) Serono may, if it so elects request such change to such Licensed Product for sale in the Territory and, except as otherwise provided under Section 5.5, BioMarin shall use its best efforts, at Serono’s expense, to implement such change and Serono shall have sole responsibility, at its expense, for all filings with any Regulatory Agency required by such change.

6.6

Complaints. Serono and BioMarin shall develop a protocol for exchanging information on product complaints concerning each of the Licensed Products of which either Party becomes aware, so as to allow each of Serono and BioMarin to comply with its regulatory obligations in the Territory and outside the Territory, respectively. At a minimum, such protocol shall provide that if a Party receives a complaint or information regarding a Licensed Product which it would be required under Law to disclose to a Regulatory Agency, it shall promptly, but in any event not later than twenty-four (24) hours after receipt, advise the other Party in writing of the details of such complaint or information. Promptly thereafter, each of Serono and BioMarin shall report such complaint or information to the appropriate Regulatory Agencies in the countries in the Territory and outside the Territory, respectively, in which such Licensed Product is being commercialized, each as may be required by, and in accordance with, the appropriate laws and regulations of the relevant countries and Regulatory Agencies. Such reporting activities within the Territory shall be coordinated between the Parties where time and law permit. The Party initially receiving the complaint or information shall provide the other Party with all available follow-up information related to such incident (including any information in such Party’s possession as may be reasonably required by the other Party to satisfy its regulatory filing obligations).

6.7	Recalls. Recalls, to the extent they occur solely in the Territory shall be directed by Serono, to the extent they occur solely outside of the Territory shall be directed by BioMarin, and to the extent that they occur both in and outside of the Territory, shall be directed by Serono and BioMarin together, and each Party shall assist the other Party promptly in any recall. If (a) a recall in the Territory is mandated by any Regulatory Agency and not as a result of any matter covered under (b) or (c) below, then Serono shall pay its own Recall Costs, (b) a recall in the Territory is mandated by any Regulatory Agency or made by Serono and is due to the acts or omissions of BioMarin or its Affiliates or any Third Party performing on behalf of BioMarin, or the breach by BioMarin or its Affiliates or any Third Party performing on behalf of BioMarin, of any of BioMarin’s obligations under this Agreement, then BioMarin shall pay to Serono one hundred percent (100%) of Serono’s Recall Costs, and (c) a recall in the Territory is due to the acts or omissions of Serono or its Affiliates or any Third Party performing on behalf of Serono, or the breach by Serono or its Affiliates or any Third Party performing on behalf of Serono, of any of Serono’s obligations under this Agreement, then Serono shall pay its own Recall Costs. In all other recall cases, each Party shall pay its own costs and expenses incurred in connection with such recall.

7.	FINANCIAL TERMS

7.1	License Fee. As partial consideration for the rights granted to Serono under this Agreement, within ten (10) Business Days after the Effective Date, Serono shall pay BioMarin [****].

7.2	Milestone Payments. As partial consideration for the rights granted to Serono under this Agreement, Serono shall pay to BioMarin the following amounts (the “Milestone Fees”) for the achievement of each applicable event:

(a)	PKU. For each Licensed Product for PKU, Serono shall pay to BioMarin the fees set forth in Schedule 7.2(a) hereof for each milestone described therein no later than thirty (30) days following the first occurrence of such milestone for such Licensed Product.

(b)	Non-PKU Indications. For each Licensed Product for an Indication other than PKU, Serono shall pay to BioMarin [****] no later than thirty (30) days following the occurrence of each applicable milestone event. Serono shall have no milestone payment obligations to BioMarin with respect to any additional Indications in either of the Major Indication or Minor Indication categories.

7.3	Royalties.

(a)	BioMarin Patent Covered Licensed Product. Subject to Section 7.3(c), for each Licensed Product that would, but for the license granted under Section 4.3, infringe a Patent Claim of any Patent included in BioMarin IP and/or is protected by Orphan Drug Status, Serono shall pay royalties to BioMarin on Net Sales of such Licensed Product during the applicable Royalty Term on an Indication-by-Indication and country-by-country basis at the incremental rates (calculated pursuant to Section 7.3(d)) set forth in Schedule 7.3(a).

(b)	Joint Project Technology Patent Covered Licensed Product and Uncovered Licensed Product. Subject to Section 7.3(c), for each Licensed Product that does not infringe a Patent Claim of any Patent included in BioMarin IP and is not protected by Orphan Drug Status, Serono shall pay royalties to BioMarin on Net Sales of such Licensed Product during the applicable Royalty Term on a country-by-country basis at the incremental rates (calculated pursuant to Section 7.3(d)) set forth in Schedule 7.3(b).

(c)	Payments to Third Parties for Licensed Products.

(i)	In the event that either Party reasonably determines that a Third Party Agreement is required, it shall promptly notify the other Party and one Party shall be designated the lead Party to negotiate such Third Party Agreement under the following rules: (1) if the Third Party Agreement is expected to apply (x) only outside of the Territory or (y) both within and outside the Territory, then BioMarin shall be the lead negotiating party and if the Third Party Agreement is expected to apply only within the Territory, then Serono shall be the lead negotiating party, (2) the Party which is the lead negotiating party shall, as between the Parties, be the Party which executes the Third Party Agreement, and (3) the Party which is the lead negotiating party shall include the other Party in the negotiations for such Third Party Agreement, if requested by the other Party. Any Third Party Agreement, negotiated by a Party shall be subject to the prior consent of other Party, which consent shall not be unreasonably withheld or delayed, unless such Third Party Agreement applies only outside of the Territory, in which case no consent will be required. Notwithstanding the foregoing, [****]

(ii)	If BioMarin is required to pay any royalty on net sales of Licensed Products in the Territory under any Existing Third Party Agreement or to pay any royalties related to net sales, license payments, milestones or similar payments to any Third Party under any Third Party Agreement entered into by BioMarin and covering the Territory, then, [****]

(iii)	Serono shall pay all amounts due to any Third Party under any Third Party Agreement entered into by Serono related to the Territory.

(iv)	[****] all amounts that are (A) paid by Serono to BioMarin to compensate for amounts paid to a Third Party pursuant to subsection (ii) and (B) paid by Serono pursuant to subsection (iii) shall be deducted from the royalties due BioMarin under Sections 7.3(a) and/or (b), provided that in no event shall the royalty due BioMarin be reduced, taking into account the effect of any other deduction under this Agreement, to [****]. In the event that Serono is not able to deduct the full amount of such permitted deduction due to the [****] royalty due to BioMarin, subject at all times to BioMarin receiving a [****] royalty as described above, Serono shall be entitled to deduct any undeducted excess amount in subsequent Calendar Quarters.

(d)	Calculation of Royalties; Payment Schedule. The royalty rates set forth in the attached schedules shall be calculated as a percentage of Net Sales. Although the royalties will be payable on a country-by-country basis, for purposes of determining the applicable royalty rate, the Net Sales will be the total annual Net Sales for the entire Territory and for all Licensed Products. Within ten (10) days after the end of each Calendar Quarter, Serono shall provide BioMarin with an estimate of the royalty payable for the preceding Calendar Quarter. All royalties payable under this Section 7.3 shall be due quarterly and no later than thirty (30) days after the end of each Calendar Quarter in which such Net Sales occurred. Each such payment shall be accompanied by a written statement of Net Sales for the applicable Calendar Quarter on a per Licensed Product and country-by-country basis, the basis for, and calculation of, the royalties payable hereunder, and such other information relating to Net Sales as BioMarin may reasonably request from time to time as may be necessary to comply with any reasonable request of BioMarin’s auditor, or reasonably necessary to prepare BioMarin’s financial statements.

8.	RECORDS, REPORTING, PAYMENT AND AUDITS

8.1	Form of Payment; Currency Conversion. All monies due to BioMarin hereunder shall be paid by wire transfer or other method designated from time to time by BioMarin, in United States Dollars to BioMarin in Novato, California, United States of America. The rate of exchange to be used shall be the applicable monthly exchange rate for converting such local currency to United States Dollars as quoted by Reuters Ltd. prevailing on the last Business Day of the month at 3:00 p.m. C.E.T. prior to the month in which Serono records such sales and expenses in local currencies or, for those countries for which such average exchange rate is not quoted by Reuters Ltd., the exchange rate used by Serono for its own corporate consolidation purposes. Serono represents and covenants that such corporate consolidation exchange rate shall at all times be reasonable.

8.2	Late Payment. Without limitation on other available rights or remedies, all amounts payable under this Agreement will be subject to a late charge at the rate of [****] not to exceed the maximum legal rate in the State of New York, from the date due through the date of payment.

8.3	Records of Development Costs and Derivation of Royalties. Both Serono and BioMarin shall keep true, accurate and complete records of revenues, deductions from revenue, expenditures and employees’ time devoted to the collaborative effort undertaken pursuant to this Agreement and the Development Plans, such that their Development Costs shall be accurately accounted for and determined hereunder. Records of Development Costs shall be detailed by category and by the location where such Development Costs were incurred. Serono shall keep and shall cause its Affiliates and Sublicensees to keep complete, true and accurate records for the purpose of showing Development Costs and the derivation of all royalties payable to BioMarin under this Agreement. All such records shall be retained for a period of not less than five (5) years following the end of the calendar year to which they relate.

8.4	Audits.

(a)	At the other Party’s request, Serono and BioMarin shall permit such records kept and maintained pursuant hereto to be audited under generally accepted auditing standards at any time during regular business hours and upon reasonable notice, but not more often than once per calendar year for the same purposed permitted under this Section 8.4, by an independent public accountant, appointed by the auditing Party for this purpose and reasonably acceptable to the audited Party. Such audit shall be limited to the purpose of verifying the accuracy of (i) any Development Costs paid by the other Party, or Net Sales, (ii) the Opt-In Amount, or (iii) royalties payable under this Agreement. The independent public accountant shall report to the auditing Party and the Party under audit only its conclusions regarding the amount of the allowed costs or deductions and/or the payments due hereunder, together with specific details regarding any discrepancies found (the “Audit Report”). Any such audit shall be at the expense of the Party requesting the same, unless the audit concludes that, with respect to the period under audit, the Party under audit under-reported or under-paid any amounts due to, or over-reported any amounts due from, the other Party under this Agreement, or the Opt-In Amount is inaccurate, in each case by [****], in which event the Party under audit shall pay or reimburse the auditing Party for the reasonable expenses of such audit.

(b)	If the independent public accountant makes a determination that any amounts to be paid or reimbursed hereunder have been incorrectly reported by the audited Party, the Party under audit shall, within fifteen (15) days of its receipt of the Audit Report, make a payment to the other Party such that all amounts paid hereunder shall conform to the amounts so determined to be payable, together with all applicable late charges. The Parties agree that the determination by the independent public accountant shall be final and nonnegotiable.

8.5	Taxes. If a law or governmental regulation requires withholding of taxes, said taxes shall be calculated by the Party receiving the amount on which such taxes are levied and such taxes shall be (a) deducted from such remitted amount and (b) timely reported to the Parties and the taxing authority, and paid to the proper taxing authority, and proof of payment shall be secured and sent to the Party receiving the amount as evidence of such payment in such form as required by the tax authorities having jurisdiction.

9.	PATENT AND TRADEMARK PROSECUTION AND ENFORCEMENT

9.1	Disclosure by Employees, Agents or Contractors. BioMarin and Serono agree that as to any employees, agents or Contractors of BioMarin and Serono presently in their respective employ or who are hired or retained by BioMarin or Serono to perform, manage the performance of, or participate in the development obligations set forth herein, BioMarin and Serono shall ensure that such employees, agents or Contractors shall promptly disclose and assign to the Party engaging them all rights, title and interest in and to inventions, developments or improvements (whether patentable or not), conceived or reduced to practice during the performance of the Development Collaboration. Each Party shall notify the other Party promptly of any sole or joint inventions within the Project Technology. For purposes of this Agreement, inventorship of any invention, discovery, innovation, improvement, material or information shall be determined in accordance with the principles of United States patent law.

9.2	Patent Committee. The Parties shall form a patent committee (the “Patent Committee”) as a means to cooperate with each other in the preparation, review, filing, prosecution, maintenance, defense and enforcement of Joint Patents as contemplated in Section 9. The Parties will endeavor to agree on a common worldwide prosecution strategy. The Patent Committee shall consist of one representative of each Party, designated from time to time by written notice to the other Party. Each representative of the Patent Committee may be removed or replaced from time to time by the Party that so designated such representative and each Party shall promptly notify the other Party in writing of any substitution of such designating Party’s personnel. The Patent Committee shall meet with such frequency and at such times and locations as the Patent Committee shall agree. Each Party shall bear its own expenses associated with such meetings and the activities of the Patent Committee and each Party shall bear its own expenses incurred in providing the other Party with copies of all substantive correspondence with the U.S. and foreign patent offices as may be required under Section 9.

9.3	Patent Prosecution and Related Activities.

(a)	BioMarin IP. BioMarin shall be responsible, at its sole discretion and expense, for (1) preparing, filing, prosecuting, maintaining and defending BioMarin Patents, and (2) conducting any interference, re-examination, reissue and opposition proceedings relating to BioMarin Patents.

(b)	Serono IP. Serono shall be responsible, at its sole discretion and expense, for (1) preparing, filing, prosecuting, maintaining and defending Serono Patents, and (2) conducting any interference, re-examination, reissue and opposition proceedings relating to Serono Patents.

(c)	Joint Project Technology. Outside the Territory, BioMarin shall be responsible, at its sole discretion and expense, for (1) preparing, filing, prosecuting, maintaining and defending Joint Patents, and (2) conducting any interference, re-examination, reissue and opposition proceedings relating to Joint Patents. Inside the Territory, Serono shall be responsible, at its sole discretion and expense, for (1) preparing, filing, prosecuting, maintaining and defending Joint Patents, and (2) conducting any interference, re-examination, reissue and opposition proceedings relating to such Joint Patents. Notwithstanding the foregoing, the Parties may elect to appoint outside counsel jointly for the prosecution of Joint Patents both inside and outside the Territory, and shall in all events endeavor to establish a worldwide strategy for the prosecution, enforcement and defense of Joint Patents, and to coordinate and harmonize their respective activities in connection therewith.

(d)	BioMarin’s Obligation to Keep Serono Informed. BioMarin shall regularly consult with Serono and keep Serono advised of the status of the BioMarin Patents filed inside the Territory or Joint Patents filed outside the Territory. BioMarin specifically agrees to provide Serono with copies of, and with sufficient time and opportunity, but in no event less than thirty (30) days, to review, comment and consult on all such Patents, all correspondence to and from the patent offices examining such Patents, including proposed responses, interferences and oppositions. Notwithstanding anything to the contrary herein, BioMarin shall be solely responsible, at its sole discretion and expense, for preparing, filing, prosecuting, maintaining and defending in such countries where it deems appropriate Patents within BioMarin Background Technology, and for conducting any interference, re-examination, reissue and opposition proceedings relating to such Patents.

(e)	Serono’s Obligation to Keep BioMarin Informed. Serono shall regularly consult with BioMarin and keep BioMarin advised of the status of the Serono Patents filed outside the Territory or included in Joint Patents filed inside the Territory. Serono specifically agrees to provide BioMarin with copies of, and with sufficient time and opportunity, but in no event less than thirty (30) days, to review, comment and consult on all such Patents, all correspondence to and from the patent offices examining such Patents, including proposed responses, interferences and oppositions. Notwithstanding anything to the contrary herein, Serono shall be solely responsible, at its sole discretion and expense, for preparing, filing, prosecuting, maintaining and defending in such countries where it deems appropriate Patents within Serono Background Technology, and for conducting any interference, re-examination, reissue and opposition proceedings relating to such Patents.

9.4	Election Not to Prosecute.

(a)	Upon ninety (90) days written notice to BioMarin, Serono may elect to discontinue the prosecution of any Serono Patent filed in any country outside the Territory pursuant to Section 9.3(b) or Joint Patent filed in any country inside the Territory pursuant to Section 9.3(c) or not to file or conduct any further activities with respect to such Patent. If Serono declines to file or, having filed, fails to further prosecute or maintain any such Patent, or to conduct any interference, re-examination, re-issue or opposition proceedings with respect thereto, BioMarin shall have the right, but not the obligation, at its sole expense, to prepare, file, prosecute and maintain such Patent in such country, and conduct any interference, re-examination, re-issue or opposition proceedings with respect thereto. Serono agrees to cooperate in any manner reasonably requested in connection with any such actions by BioMarin, at the expense of BioMarin.

(b)	Upon ninety (90) days written notice to Serono, BioMarin may elect to discontinue the prosecution of any BioMarin Patent filed in any country inside the Territory pursuant to Section 9.3(a) or Joint Patent filed in any country outside the Territory pursuant to Section 9.3(c) or not to file or conduct any further activities with respect to such Patent. If BioMarin declines to file or, having filed, fails to further prosecute or maintain any such Patent, or to conduct any interference, re-examination, re-issue or opposition proceedings with respect thereto, Serono shall have the right, but not the obligation, at its sole expense, to prepare, file, prosecute and maintain such Patent in such country, and conduct any interference, re-examination, re-issue or opposition proceedings with respect thereto. BioMarin agrees to cooperate in any manner reasonably requested in connection with any such actions by Serono, at the expense of Serono.

9.5	Permitted Disclosures. Following a written notice from a Party hereto, the Parties shall in good faith grant each other permission, not to be unreasonably withheld, to disclose in the specification of Joint Patents filed by such Party pursuant to this Agreement, any BioMarin IP or Serono IP necessary to support and enable claims in such Joint Patents.

9.6	Third Party Infringement.

(a)	Within the Territory. In the Territory, for so long as Serono’s exclusive license rights have not been terminated hereunder and subject to the rights of BioMarin’s licensors, if any, Serono shall have the right, at its sole expense, but not the obligation, to initiate and conduct legal proceedings to enforce (i) BioMarin Patents solely against a Third Party infringing such BioMarin Patents by the manufacture, use, sale or importation of a Licensed Product, or (ii) Joint Patents; in addition, Serono shall have the sole right, but not the obligation, to initiate and conduct legal proceedings to enforce Serono Patents. Serono shall have exclusive control over the conduct of any such patent infringement proceedings, including the right to settle or compromise such proceedings consistent with Serono’s licenses hereunder. All expenses relating to any such proceedings, including lawyers’ fees and costs, shall be solely borne by Serono. If Serono elects to commence an action for infringement, and BioMarin is a legally indispensable party to such action, BioMarin shall have the right to assign to Serono its right, title and interest in the subject patent(s) or patent application(s) in lieu of joining as an indispensable party, should that be sufficient for purposes of commencing and maintaining the action. During the Term, BioMarin will endeavor to ensure that any BioMarin personnel (as might reasonably be requested for assistance by Serono for any Third Party infringement action) shall be available to cooperate with Serono, at Serono’s request and sole expense. If Serono elects not to pursue any such legal proceeding with respect to BioMarin Patents or Joint Patents, Serono shall notify BioMarin of Serono’s election not to pursue such legal proceeding promptly, but no later than one hundred twenty (120) days with respect to BioMarin Patents and one hundred eighty (180) days with respect to Joint Patents after Serono becomes aware of the Third Party’s infringement and BioMarin may pursue such proceeding and shall be entitled to any recovery resulting therefrom.

(b)	Outside the Territory or Products Unrelated to Licensed Products. Outside the Territory, BioMarin shall have the right, at its sole expense, but not the obligation, to initiate and conduct legal proceedings to enforce (i) Serono Patents covering the Project Technology solely against a Third Party infringing such Patents by the manufacture, use, sale or importation of a Licensed Product, or (ii) Joint Patents or BioMarin Patents. BioMarin shall have exclusive control over the conduct of any such patent infringement proceedings, including the right to settle or compromise such proceedings. All expenses relating to any such proceedings, including lawyers’ fees and costs, shall be solely borne by BioMarin. If BioMarin elects to commence an action for infringement, and Serono is a legally indispensable party to such action, Serono shall have the right to assign to BioMarin its right, title and interest in the subject patent(s) or patent application(s) in lieu of joining as an indispensable party, should that be sufficient for purposes of commencing and maintaining the action. During the Term, Serono will endeavor to ensure that any Serono personnel (as might reasonably be requested for assistance by BioMarin for any Third Party infringement action) shall be available to cooperate with BioMarin, at BioMarin’s request and sole expense. Notwithstanding the foregoing, to the extent a Third Party is infringing any Joint Patent, Serono Patent covering the Project Technology or BioMarin Patent by the manufacture of a Licensed Product outside the Territory, and subsequently importing such Licensed Product into the Territory, Serono will have the right, at its sole expense, to initiate and conduct legal proceeding to enforce such Patent against such Third Party infringer outside the Territory.

(c)	Notice. If a Party becomes aware of any suspected infringement of any Patent or learns that any Patent is infringed or misappropriated by a Third Party, or is subject to a declaratory judgment action arising from such infringement or misappropriation, such Party shall promptly notify the other Party of all available details regarding such infringement or misappropriation.

(d)	Division of Recoveries.

(i)	Any recovery received in connection with a suit brought by Serono pursuant to Section 9.6(a)(i) shall be used first to reimburse Serono for expenses (including reasonable attorneys’ fees) incurred by Serono. Any recovery remaining after reimbursement of Serono’s expenses shall be retained by Serono and deemed to be Net Sales, subject to the royalty fees set forth in Section 7.3. Serono shall pay the applicable royalty fees on such amount as if such amounts had been earned during such calendar quarter.

(ii)	Any recovery received in connection with a suit brought by Serono or BioMarin pursuant to Section 9.6(a)(ii) or 9.6(b) shall be retained by the Party initiating such suit.

(e)	No Settlement Without Consent. Neither Party shall, without the prior written consent of the other Party, enter into any settlement of any Proceeding under Sections 9.6(a), 9.6(b) or 9.6(d) above which (i) admits or concedes that any aspect of the Project Technology, the other Party’s Background Technology is invalid or unenforceable, or (ii) adversely affects the other Party’s rights under this Agreement.

(f)	Cooperation. Each Party shall keep the other Party reasonably informed of the progress of any Proceeding subject to this Section 9.6 and shall cooperate reasonably with the other Party in connection with such activities at the request and expenses of the Party involved in such Proceeding.

9.7	Third Party Actions Claiming Infringement.

(a)	Notice. If a Party becomes aware of any claim or action by a Third Party against either Party that claims that the Licensed Product, or its use, development, manufacture or sale infringes such Third Party’s intellectual property rights, such Party shall promptly notify the other Party of all available details regarding such claim or action.

(b)	Responsible Party. To the extent that the action or claim arises in the Territory, Serono shall have the right, at its sole expense, but not the obligation, to defend such action. To the extent that the action or claim arises outside the Territory, BioMarin shall the right, at its sole expense, but not the obligation, to defend such action. The Party with the right to defend such action shall be the “Controlling Party.” If a Controlling Party declines or fails to assert its intention to assume such role within forty five (45) days of receipt of such notice under Section 9.7(a), then the non-Controlling Party shall be entitled to assume such role and shall become the Controlling Party. The Controlling Party shall have the right to choose its counsel.

(c)	Consultation. The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defense. The Parties shall reasonably cooperate with each other in all such actions or proceedings. To the extent permitted by Law, the non-Controlling Party shall have the right to be represented in such action or proceeding by counsel of its choice.

(d)	Costs and Expenses. All of a Party’s expenses relating to any proceedings under this Section 9.7, including lawyers’ fees and costs, shall be solely borne by such Party, subject to the indemnification procedures set forth in Section 12, as applicable.

(e)	No Settlement Without Consent. No Controlling Party shall, without the prior written consent of the non-Controlling Party, enter into any settlement of any Proceeding under this Section 9.7 that adversely affects a Party’s rights under this Agreement.

(f)	Cooperation. Each Party shall keep the other Party reasonably informed of the progress of any proceeding subject to this Section 9.7 and shall cooperate reasonably with the other Party in connection with such activities at the request and expenses of the Party involved in such proceeding.

10.	TERM AND TERMINATION

10.1	Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until [****] (such period hereinafter, the “Term”).

10.2	Rights of Termination.

(a)	Serono’s Right of Termination. Serono may terminate this Agreement at any time, with respect to one or more of the Licensed Products by giving (i) at least prior [****] written notice if such termination occurs prior to the commercialization of a Licensed Product, or (ii) [****] prior written notice if such termination occurs after commercialization of a Licensed Product. Upon any such termination, all existing BioMarin Confidential Information and all other information, data, and authorizations with respect to the Licensed Product(s) shall be promptly returned or provided to BioMarin at no cost to BioMarin.

(b)	Material Breach. Except as set forth in this Section 10.2(b), BioMarin and Serono shall have the right to terminate this Agreement, including the licenses granted herein, in the event that any material term or condition of this Agreement is breached by the other Party, and such breach is not remedied within a period of [****] after the non-breaching Party transmits written notice of such breach. If such material breach is corrected within the applicable [****] period, this Agreement and the rights granted hereunder shall continue in full force and effect. If such material breach is curable but not within such [****] period, the non-breaching Party may not terminate this Agreement for so long as the breaching Party has commenced and is proceeding with reasonable diligence to complete the curing of such breach.

(c)	Termination for Financial Difficulty.

(i)	Serono’s Financial Difficulty. All rights and licenses granted under or pursuant to this Agreement to Serono shall automatically terminate if Serono suffers Financial Difficulty, and all rights and licenses granted under or pursuant to this Agreement by Serono to BioMarin shall remain in effect (pending BioMarin’s election as licensee) and are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended from time to time (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that BioMarin, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

(ii)	BioMarin’s Financial Difficulty. All rights and licenses granted under or pursuant to this Agreement to BioMarin shall automatically terminate if BioMarin suffers Financial Difficulty, and all rights and licenses granted under or pursuant to this Agreement by BioMarin to Serono shall remain in effect (pending Serono’s election as licensee) and are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that Serono, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

10.3	Termination For Cause. Any termination pursuant to Sections 10.2(b) or 10.2(c) shall be deemed a termination for “Cause”.

10.4	Effect of Termination.

(a)	Except if this Agreement is terminated by Serono pursuant to Section 10.2(a), for Cause by BioMarin or upon Serono’s Financial Difficulty pursuant to Section 10.2(c), upon expiration of the Royalty Term of a Licensed Product in a country in the Territory, all rights licensed hereunder solely as to such Licensed Product and country shall become irrevocable and fully-paid upon payment of any amounts due that have accrued hereunder prior to expiration, except (i) in such countries where restricted by applicable law or (ii) for all intellectual property that BioMarin does not own and to which it does not have a royalty-free license.

(b)	If this Agreement is terminated, except upon BioMarin’s Financial Difficulty pursuant to Section 10.2(c) or by Serono for Cause, all rights licensed hereunder to BioMarin shall become, irrevocable, and fully-paid, except (i) in such countries where restricted by applicable law or (ii) for all intellectual property that Serono does not own.

(c)	Serono shall ensure that all registration, regulatory and reimbursement approvals for each country in the Territory and all trademarks that are substantially similar to BioMarin’s trademarks associated with the Licensed Products are assigned back and sole ownership transferred to BioMarin promptly upon termination of Serono’s distribution rights with respect to any Licensed Product in such country to the extent permitted by applicable laws. If such assignment and transfer of particular approvals and trademarks to BioMarin is not permitted by applicable laws, Serono shall automatically and without any action on the part of either Party grant an exclusive (even as against Serono), royalty-free license to BioMarin to use such approvals for any purpose and such trademarks in connection with the marketing and distribution of the Licensed Products.

10.5	Accrued Rights. Expiration or termination of this Agreement shall not affect the Parties’ rights and obligations that have accrued as of the expiration or termination date, including the Parties’ obligations to bear Development Costs incurred prior to the effectiveness of the expiration or termination and their obligations with respect to royalties or Milestone Fees hereunder that have accrued prior to the effectiveness of the expiration or termination. Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law, in equity or otherwise, including rights under the Bankruptcy Code.

10.6	Sublicensees. From time to time, Serono may request that a sublicense granted to a Sublicensee under Section 4.4 survive termination of this Agreement. BioMarin may approve or reject such request in its sole and absolute discretion.

10.7	Survival. Sections 1, 4.1, 4.7, 8, 10.4, 10.5, 10.6, 10.7, 11.3, 11.4, 12.1, 12.2, 12.3, 13 and 14, and all then-outstanding payment and reimbursement obligations shall survive any termination or expiration of this Agreement.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Representations, Warranties and Covenants of Serono. Serono represents and warrants to BioMarin as follows:

(a)	it is a corporation duly organized, validly existing and in good standing under the laws of Switzerland;

(b)	it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, performance and consummation have been duly and properly taken and obtained;

(c)	this Agreement has been duly executed and delivered by Serono and constitutes the legal, valid and binding obligations of Serono enforceable against Serono in accordance with its terms;

(d)	no approval, authorization, consent or other order or action of or filing with any Governmental Body is required for the execution and delivery by Serono of this Agreement, the performance by Serono of its obligations hereunder or the consummation by Serono of the transactions contemplated hereby (other than Regulatory Approvals as contemplated hereby);

(e)	none of the execution, delivery or performance of this Agreement by Serono (i) conflicts with or results in a breach under the charter documents of Serono, (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Serono, or (iii) conflicts with any agreement, instrument or understanding to which it is a party or by which it is bound;

(f)	the granting by Serono of the licenses set forth herein and the performance by Serono of the activities contemplated herein shall not infringe any registered trademark or copyright, or issued patent that is registered or issued on or before the Effective Date, or any trade secret right of any Third Party; and

(g)	Serono specifically disclaims any guarantee that the Development Collaboration will be successful, in whole or in part. Serono does not make any representation or warranty or guaranty that the Development Collaboration will be sufficient for the successful completion of the research.

(h)	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SERONO MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF SERONO IP, WHETHER PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.2	Representations, Warranties and Covenants of BioMarin. BioMarin represents and warrants to Serono as follows:

(a)	it is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(b)	it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, performance and consummation have been duly and properly taken and obtained;

(c)	this Agreement has been duly executed and delivered by BioMarin and constitutes the legal, valid and binding obligation of BioMarin enforceable against BioMarin in accordance with its terms;

(d)	no approval, authorization, consent or other order or action of or filing with any Governmental Body is required for the execution and delivery by BioMarin of this Agreement, the performance by BioMarin of its obligations hereunder or the consummation by BioMarin of the transactions contemplated hereby (other than Regulatory Approvals as contemplated hereby);

(e)	none of the execution, delivery or performance of this Agreement by BioMarin (i) conflicts with or results in a breach under the charter documents of BioMarin, (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of BioMarin, or (iii) conflicts with any agreement, instrument or understanding to which it is a party or by which it is bound;

(f)	the granting by BioMarin of the licenses set forth herein and, to BioMarin’s Knowledge, the performance by BioMarin of the activities contemplated herein shall not infringe any registered trademark or copyright, or issued patent that is registered or issued on or before the Effective Date, or any trade secret right of any Third Party;

(g)	as of the Effective Date, BioMarin has not conveyed or licensed, and will not convey or license during the term of this Agreement, to a Third Party any right, title, or interest in, to or under any BioMarin IP which conflicts with any rights and licenses granted to Serono under this Agreement;

(h)	to BioMarin’s Knowledge, as of the Effective Date:

(i)	except as provided on Schedule 11.2(h)(i), there are no pending or granted patent claims of any Third Party that could cover the use, manufacture, sale, or importation of Phenoptin for PKU within the Territory;

(ii)	except as provided on Schedule 11.2(h)(ii), there are no pending or granted patent claims of any Third Party that could cover the use, manufacture, sale, or importation of Phenylase for PKU within the Territory;

(iii)	except as provided on Schedule 11.2(h)(iii), there are no pending or granted patent claims of any Third Party that could cover the use, manufacture, sale, or importation of Phenoptin for an Indication other than PKU within the Territory; and

(iv)	except as provided on Schedule 11.2(h)(iv), there are no pending or granted patent claims of any Third Party that could cover the use, manufacture, sale, or importation of Phenylase for an Indication other than PKU or HPA within the Territory;

(i)	as of the Effective Date, BioMarin has not received any written notice of a Claim that an issued patent or other intellectual property of a Third Party would be infringed or misappropriated by the manufacture of a Licensed Product or the development or commercialization of a Licensed Product;

(j)	as of the Effective Date and to BioMarin’s Knowledge, BioMarin’s Patents licensed under this Agreement are not subject to any pending or threatened reexamination, opposition, interference, or litigation proceeding;

(k)	BioMarin has the right to grant the licenses provided in this Agreement and the BioMarin IP is free and clear of any liens, charges, or encumbrances which would conflict with any rights granted to Serono under this Agreement, subject to liens in the ordinary course on all of BioMarin’s assets and properties held by BioMarin’s existing debt holders;

(l)	the Existing Third Party Agreements are the only agreements entered into before the Effective Date between BioMarin and a Third Party under which BioMarin is granted a license under or is assigned any of such Third Party’s Patents that claim, or Know-How that is actually used in connection with, a Licensed Product or the manufacture thereof;

(m)	as of the Effective Date, the Existing Third Party Agreements are, to BioMarin’s Knowledge, in full force and effect in accordance with their terms, and BioMarin is not in breach of any of the Existing Third Party Agreements and has not received notice from any party to any of the Existing Third Party Agreements that it is in breach of any such Existing Third Party Agreement and to BioMarin’s Knowledge, no other party to any of the Existing Third Party Agreements is in breach thereof;

(n)	BioMarin has provided Serono with a true, correct, and complete copy of each of the Existing Third Party Agreements;

(o)	as of the Effective Date and to BioMarin’s Knowledge, the BioMarin Patents have been filed, prosecuted and maintained at the respective patent offices in all material respects in accordance with Law;

(p)	to BioMarin’s Knowledge, other than projections, estimates and other forward looking information or data (which at the time delivered represented BioMarin’s good faith estimates), no information or data, whether written, visual or oral, that was provided by BioMarin to Serono prior to the Effective Date in contemplation of this Agreement, contained any untrue statement of a material fact (whether material individually or in the aggregate taking into account other facts), nor omitted to state any material fact necessary to make such information or data not misleading (whether material individually or in the aggregate taking into account other facts) except for such information as was subsequently updated or corrected prior to the Effective Date by further disclosure by BioMarin to Serono; and

(q)	BioMarin shall not amend or waive any of its rights under any of the Existing Third Party Agreements in any manner that would materially and adversely affect Serono’s rights and benefits under this Agreement.

11.3	Disclaimer.

(a)	BioMarin specifically disclaims any guarantee that the Development Collaboration will be successful, in whole or in part. BioMarin does not make any representation or warranty or guaranty that the Development Collaboration will be sufficient for the successful completion of the research.

(b)	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BIOMARIN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF BIOMARIN IP, WHETHER PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.4	Limited Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT OR THE DEVELOPMENT OR USE OF, INABILITY TO USE, OR RESULTS OF SUCH DEVELOPMENT OR USE OF ANY LICENSED PRODUCT, OR OTHERWISE RELATING TO THE LICENSED PRODUCTS, OR FOR ANY MATTER BEYOND SUCH PARTY’S REASONABLE CONTROL. THESE LIMITATIONS SHALL (A) APPLY NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY ARISING UNDER THIS AGREEMENT AND (B) NOT APPLY TO EITHER PARTY’S OBLIGATIONS UNDER SECTION 12 AND ANY BREACH OF A PARTY’S OBLIGATIONS UNDER SECTION 13.

12.	INDEMNIFICATION; INSURANCE

12.1	Serono Indemnification. Serono shall indemnify and hold harmless, pursuant to the provisions of this Section 12, BioMarin and each of its officers, directors, employees, agents and Affiliates

(collectively, the “BioMarin Indemnitees”), from and against, and will reimburse each such BioMarin Indemnitee with respect to, any and all Third Party claims, actions, demands, losses, damages, liabilities, costs and expenses to which such BioMarin Indemnitee may become subject, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “BioMarin Losses”), arising out of, based upon or caused by: [****]

12.2	BioMarin Indemnification. BioMarin shall indemnify and hold harmless, pursuant to the provisions of this Section 12, Serono and each of its officers, directors, employees, agents and Affiliates (collectively, the “Serono Indemnitees”), from and against, and will reimburse each such Serono Indemnitee with respect to, any and all Third Party claims, actions, demands, losses, damages, liabilities, costs and expenses to which such BioMarin Indemnitee may become subject, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Serono Losses”), arising out of, based upon or caused by: [****]

12.3	Indemnification Procedures. Each Party, on behalf of itself and its respective BioMarin Indemnitees or Serono Indemnitees (each such Person, an “Indemnitee”), agrees to provide the indemnifying Party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, a “Claim”) for which such Indemnitee intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification shall not affect each applicable Indemnitee’s entitlement to indemnification (or the corresponding indemnifying Party’s indemnification obligations) hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. The indemnifying Party shall have the initial right (but not obligation) to defend, settle or otherwise dispose of any Claim for which an Indemnitee intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if, and for so long as, the indemnifying Party has recognized in a written notice to the Indemnitee provided within thirty (30) days of such written notice its obligation to indemnify the Indemnitee for any BioMarin Losses or Serono Losses (as the case may be) relating to such Claim; provided, however, that if the indemnifying Party assumes control of the defense, settlement or disposition of a Claim, the indemnifying Party shall obtain the written consent of each applicable Indemnitee prior to ceasing to defend, settling or otherwise disposing of the Claim. If the indemnifying Party fails to state in a written notice during such thirty (30) day period its willingness to assume the defense of such a Claim, the BioMarin Indemnitee(s) or Serono Indemnitee(s), as the case may be, shall have the right to defend, settle or otherwise dispose of such Claim, subject to the applicable provides of Sections 12.1 and 12.2.

12.4	Insurance.

(a)	From and after the commencement of Phase III Clinical Trials for any Licensed Product, each of BioMarin and Serono shall obtain and maintain in effect, in a form and with insurers reasonably acceptable to the other Party hereto (or if self-insured, to the other Party’s reasonable satisfaction with such self insurance), and which shall name the other Party as an additional insured:

(i)	commercial general liability insurance with a minimum limit of indemnity of Ten Million U.S. Dollars (US$10,000,000) per occurrence and in the aggregate;

(ii)	clinical trial liability insurance with a minimum limit of indemnity of Ten Million U.S. Dollars (US$10,000,000) per occurrence and in the aggregate, which insurance must meet all regulations of the countries where the clinical trials will take place, including with respect to the coverage limits if greater than the one set above; and

(iii)	product liability insurance with a minimum limit of liability of Twenty Million U.S. Dollars (US$20,000,000) per occurrence and in the aggregate.

It is understood that such insurance shall not be construed to limit a Party’s liability with respect to such indemnification obligations.

(b)	Each Party shall provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 12.4. Such certificate shall provide that such insurance shall not expire or be cancelled or modified without at least thirty (30) days’ prior written notice to the other Party.

13.	CONFIDENTIALITY

13.1	Confidentiality. Except to the extent expressly authorized by this Agreement, each Party (a “Receiving Party”) agrees that, for the duration of this Agreement and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement or the Confidentiality Agreement entered into by the Parties dated April 19, 2004, unless the Receiving Party can demonstrate by written evidence that such Confidential Information:

(a)	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or any agent, employee or representative thereof in breach of this Agreement, or any Third Party in breach of any obligation of confidentiality; or

(d)	was disclosed to the Receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party.

13.2	Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)	regulatory filings, including filings with the Securities and Exchange Commission;

(b)	prosecuting or defending litigation between the Parties;

(c)	complying with applicable governmental regulations in accordance with this Agreement;

(d)	conducting pre-clinical or clinical trials of a Licensed Product in accordance with this Agreement; and

(e)	any filing of patent applications relating to a Licensed Product.

Notwithstanding the foregoing, the Party disclosing the Confidential Information of the other Party hereunder shall make reasonable efforts to obtain agreement in writing that such Parties to whom said information is disclosed shall maintain the information in strict confidence. In the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 13.2, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use its reasonable commercial efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

13.3	Employees; Agents. The Parties shall ensure that each of its and its Affiliates’ respective employees, consultants or other agents who has access to Confidential Information is bound to obligations of confidentiality and non-use at least equivalent in scope and protection to those set forth in Sections 13.1 and 13.2. Each Party shall be responsible for the breach of any and all obligations of its employees, agents and representatives as contemplated by the preceding sentence.

13.4	Injunctive Relief. The Receiving Party hereby agrees that in the event of any breach of any of the provisions of this Agreement by the Receiving Party, the Disclosing Party may suffer irreparable harm and that monetary damages would not be a sufficient remedy for such breach, and without prejudice to any rights and remedies otherwise available to the Disclosing Party at law or in equity, the Disclosing Party shall be entitled to equitable relief, including an injunction and specific performance without the need to prove actual damages and without the requirement to provide any bond or other security in connection with any such injunction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States of America located in the borough of Manhattan, New York, New York for any actions, suits or proceedings arising out of or relating to this Section 13; and each Party further agrees not to commence any action, suit or proceeding related thereto except in such courts. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Section 13 in the courts of the United States of America located in the borough of Manhattan, New York, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.	MISCELLANEOUS

14.1	Entire Agreement. This Agreement, together with all of the Exhibits and Schedules hereto, constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous oral and written agreements, understandings or arrangements relating to the subject matter hereof, including, without limitation, the Term Sheet and all other proposal materials.

14.2	Controlling Law; Venue.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the doctrine of conflict of laws, except that the issues of patentability, validity, enforceability and scope of any Patents shall be determined according to the patent laws of the Patent Country of such Patents.

(b)	Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced solely and exclusively in courts of competent jurisdiction located in the borough of Manhattan, New York, New York. Consistent with the preceding sentence, each of the Parties:

(i)	expressly and irrevocably consents and submits to the jurisdiction of the courts of competent jurisdiction in the borough of Manhattan, New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding;

(ii)	expressly agrees that the courts of competent jurisdiction in the borough of Manhattan, New York, New York shall be deemed to be a convenient forum; and

(iii)	expressly agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the courts of competent jurisdiction in the borough of Manhattan, New York, New York, any claim that such Party is not subject personally to the jurisdiction of such Court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such Court.

14.3	Notices. All notices, reports and other communications by BioMarin or Serono to the other shall be (a) in writing and (b) sent by facsimile transmission for which a confirmation of delivery is obtained or by express courier services providing evidence of delivery, in each case to the respective address specified below (or to such updated address as may be specified in writing in accordance herewith to the other Party from time to time).

If to Serono:

Ares Trading S.A.

Zone Industrielle de l’Ouriettaz

1170 Aubonne

Switzerland

Facsimile: 41 22 345 5081

Attention: General Manager

with a copy (which shall not constitute notice):

Serono International S.A.

15bis, chemin des Mines

Case postale 54

1211 Genève 20

Switzerland

Facsimile: 41 22 739 3070

Attention: General Counsel

If to BioMarin:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Facsimile: (415) 382-7889

Attention: Chief Executive Officer

with copies (which copies shall not constitute notice) to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Facsimile: (415) 382-7889

Attention: Corporate Counsel

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Facsimile: (213) 627-0705

Attention: Siobhan McBreen Burke, Esq.

Such notice, report or other communication will be deemed effective as of the date so delivered either by courier service or by electronic or facsimile transmission.

14.4	Publicity. The Parties agree to keep the existence of this Agreement, the terms and conditions hereof, the transactions contemplated hereby, and any proposed termination hereof strictly confidential; provided, however, that:

(a)	the Parties shall make an initial public announcement as to the Agreement in a form mutually agreed by them, and, except for any disclosure under (b) or (c), prior to making any subsequent public announcements regarding this Agreement or the transactions contemplated herein, each Party agrees to provide the other Party with a reasonable opportunity to review and comment upon such proposed announcement;

(b)	BioMarin and Serono may disclose the terms and conditions of this Agreement to assert or enforce such Party’s rights under this Agreement, or to the extent that such disclosure is required by Law or legal process, including without limitation the securities and antitrust laws of the United States, and the Parties acknowledge and agree that the determination that a disclosure is required by Law shall be made in the sole, but reasonably exercised, discretion of the Party making such disclosure; and

(c)	if reasonably required in connection with the conduct of their respective businesses, BioMarin and Serono may disclose the existence or terms of this Agreement to bankers, other business associates and potential investors if such persons have agreed in writing to keep the information confidential, and upon the request of either Party, the other Party shall identify those Third Parties to whom such disclosure has been made.

14.5	Use of Names, Trade Names and Trademarks. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party hereto or of any of its licensors under any Third Party Agreement or Existing Third Party Agreement, including any contraction, abbreviation or simulation of any of the foregoing, unless the prior written consent of such other Party is obtained.

14.6	Accounting Procedures. Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with either (a) GAAP or (b) the conventions, rules and procedures promulgated by the International Accounting Standards Committee (International Accounting Standards), whichever is normally used by such Party to calculate its financial position, and in each case consistently applied, including consistently applied throughout the organization and across all products of such Party. To the extent necessary, any statement prepared in accordance with International Accounting Standards shall contain a reconciliation of all material line items to the most comparable GAAP presentation. In calculating the Cost of Goods, Development Costs, or Allocable Overhead under this Agreement, all costs and expensed relating to stock options or stock grants shall be excluded.

14.7	Force Majeure. If either Party hereto is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, including acts or omissions of the other Party, acts of God or government, natural disasters or storms, fire, political strife, terrorism, failure of delay or transportation, default by suppliers or unavailability of raw materials, then such Party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the Party claiming force majeure shall promptly notify the other Party of the existence of such force majeure, shall use commercially reasonable efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

14.8	Assignment. Except as provided below, neither Party may transfer or assign this Agreement or any part thereof, directly, by operation of law, or otherwise, without the other Party’s prior written consent. Either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement, in whole or in part, without the consent of the other Party (a) to any Affiliate, or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ respective successors and permitted assigns. Any attempted transfer or assignment in violation of the foregoing will be null and void.

14.9	Amendments and Waivers. No terms or provisions of this Agreement shall be varied or modified by any prior, contemporaneous or subsequent statement, conduct or act of either of the Parties, whether oral or written, except that the Parties may amend this Agreement by written instrument specifically referring to this Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the Party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance.

14.10	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

14.11	Undertakings of Affiliated Companies. Serono shall have the right to have any of its obligations hereunder performed by any of its Affiliates and the performance of such obligations by any such Affiliate(s) shall be deemed to be performance by Serono; provided, however, Serono shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Serono hereunder shall be deemed to be a failure by Serono to perform such obligations. Serono shall ensure, to the extent Commercially Reasonable Efforts to complete any of its obligations hereunder require such obligation be performed by an Affiliate, that Serono delegate such obligations to such Affiliate.

14.12	Approvals. Unless expressly required not to be withheld unreasonably, it is understood that when approval of either Party is required, such approval may be given or withheld in such Party’s sole and absolute discretion, without regard to the reason or basis for granting or withholding such consent.

14.13	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument.

14.14	Independent Contractor. The Parties acknowledge and agree that Serono is an independent contractor and not an agent, employee, franchisee or partner of BioMarin. Nothing in this Agreement shall constitute or be deemed to constitute either Party as the legal representative or agent of the other, nor shall either Party have any authority to incur, create or assume any liability or any other obligation, express or implied, in the name of or on behalf of the other Party. Each Party shall be responsible for all taxes and payments concerning such Party, its employees or its sales representatives. This Agreement does not create or evidence any joint venture or partnership of the Parties.

14.15	Interpretation.

(a)	The English language of this Agreement shall govern any interpretation of or dispute regarding this Agreement.

(b)	Any reference in this Agreement to a Section or Exhibit is a reference to the Sections and Exhibits of this Agreement unless the context requires otherwise. Any reference to a Section shall be deemed to include a reference to any subsidiary Sections.

(c)	The captions of the Sections are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

(d)	Whenever the context requires: the singular number shall include the plural and vice versa; the masculine gender shall include the feminine and neuter gender; the feminine gender shall include the masculine and neuter gender; and the neuter gender shall include the feminine and masculine gender.

(e)	The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(f)	As used in this agreement “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized representative as of the day and year first above written.

ARES TRADING S.A.		BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Leon Bushara	By:	/s/ Emil Kakkis
Name:	Leon Bushara	Name:	Emil Kakkis
Title:	Senior Executive Vice President	Title:	Senior Vice President, Business Operations

By:	/s/ Frank Latrille
Name:	Frank Latrille
Title:	Senior Executive Vice President

Schedules - 1

Schedules to Development, License and Commercialization Agreement

SCHEDULE 1.10

BioMarin Patents

Title / Inventors Appln/Patent No.	Filing Issue Expiration	Assignee
PHENOPTIN

Methods and Compositions for the Treatment of Phenylketonuria Dan Oppenheimer, Emil D. Kakkis, Fredric D. Price, Alejandro Dorenbaum		BioMarin Pharmaceutical Inc. Merck Eprova

60/520,767 United States	11/17/03 Expired 11/17/04

PCT/US2004/038296	11/17/04 Pending

10/991,573 United States	11/17/04 Pending 11/17/24

Crystalline Forms of (6R)-L-erythro-tetrahydrtobiopterin dihydrochloride Rudolf Moser, Viola Groehn, Thomas Egger, Fritz Blatter		Merck Eprova

60/520,377 United States	11/17/03 Expired

PCT claiming priority to US Provl Appln 60/520,377	11/17/04 Pending

10/990,316 United States	11/17/04 Pending 11/17/24

Methods for Preparing Tetrahydrobiopterin		Merck Eprova

Rudolf Moser, Viola Groehn, Andreas Schumacher, Pierre Martin		BioMarin Pharmaceutical Inc.

60/520,367 United States	11/17/03 Expired

60/520,368 United States	11/17/03 Expired

PCT/US2004/038313	11/17/04 Pending

Schedules - 2

Title / Inventors Appln/Patent No.	Filing Issue Expiration	Assignee
PHENOPTIN

Stable Tablet Formulations Steven Jungles, Victoria Sluzky, Mark Henderson, Robert Baffi, Dan Oppenheimer, Emil D. Kakkis, Fredric D. Price, Alejandro Dorenbaum		BioMarin Pharmaceutical Inc.

60/629,189 United States	11/17/04 Pending 11/17/05	.

Methods and Compositions for the Treatment of Pulmonary Hypertension Emil D. Kakkis		BioMarin Pharmaceutical Inc.

60/634,147 United States	12/08/04 Pending 12/08/05

[****]

Preparation Process of (6R)-Tetrahydro-L-Biopterin Hideaki Sakai, Tadashi Kanai		Shiratori Pharmaceutical Co. Ltd. Daiichi Suntory Pharma Co., Ltd

4,713,454 U.S.A.	01/23/86 12/15/87 01/23/06

581052 Australia	01/24/86 05/24/89 01/24/06

Schedules - 3

Title / Inventors Appln/Patent No.	Filing Issue Expiration	Assignee
PHENOPTIN

1,262,347 Canada	01/23/86 10/17/89 01/24/06

E66229 Austria	01/24/86 08/14/91 01/24/06

0191335 Belgium	01/24/86 08/14/91 01/24/06

0191335 Switzerland	01/24/86 08/14/91 01/24/06

P3680800.8 Germany	01/24/86 08/14/91 01/24/06

0191335 France	01/24/86 08/14/91 01/24/06

0191335 Great Britain	01/24/86 08/14/91 01/24/06

0191335 Italy	01/24/86 08/14/91 01/24/06

0191335 Luxembourg	01/24/86 08/14/91 01/24/06

0191335 Netherlands	01/24/86 08/14/91 01/24/06

0191335 Sweden	01/24/86 08/14/91 01/24/06

Method for producing L-Biopterin Shinnosuke Tazawa, Takahiro Morita		Shiratori Pharmaceutical Co. Ltd. Daiichi Suntory Pharma Co., Ltd

Schedules - 4

Title / Inventors Appln/Patent No.	Filing Issue Expiration	Assignee
PHENOPTIN

United States	02/28/05 Pending 02/28/25

[****]

Medicine for BH4-Responsive Hyperphenylalaninemia (Granule Formulation) Susumu Sugita, Masako Matsumoto, Tomokazu Nakai		Daiichi Suntory Pharma Co., Ltd

JP Appln No. 2004-141615 Ref. No. DSP441 Japan	05/11/04 Pending 05/11/24
Preventives or Remedies for Diseases Induced by Hypofunction of Nitric Oxide Synthase (NOS) Takafumi Ishihara, Mikio Okamura, Yoshiharu Kanayama, Haruo Shintaku, Junichi Yoshikawa		Daiichi Suntory Pharma Co., Ltd.

10/408571 U.S.A.	08/29/97 Pending 08/29/17

0908182 Europe	08/29/97 10/22/03 08/29/17

0908182 (E252385) Austria	08/29/97 10/22/03 08/29/17

0908182 Switzerland	08/29/97 10/22/03 08/29/17

0908182 (69725721.5) Germany	08/29/97 10/22/03 08/29/17

Schedules - 5

Title / Inventors Appln/Patent No.	Filing Issue Expiration	Assignee
PHENOPTIN

0908182 Spain	08/29/97 10/22/03 08/29/17

0908182 France	08/29/97 10/22/03 08/29/17

0908182 Great Britain	08/29/97 10/22/03 08/29/17

0908182 Italy	08/29/97 10/22/03 08/29/17

Appln. No.2236078 Canada	08/29/97 Pending 08/29/17

Appln. No. 97191338.2 China	08/29/97 Pending 08/29/17

Appln. No. 98-703140 Korea	08/29/97 Pending 08/29/17

Prophylactic or Therapeutic Agents for Diseases having

Vascular Dysfunction Associated with Insulin Resistance

Atsunori Kashiwagi, NoboruToda, Yoshihiko Nishio,

Kazuya Shinozaki, TomioOkamura, Ryuichi Kikkawa

Daiichi Suntory Pharma Co., Ltd.

6,410,535 U.S.A.	02/26/99 06/25/02 02/27/18

Appln. No. 99906501.4 Europe	02/26/99 Pending 02/26/19

Prophylactic or therapeutic agents for drug-induced renal injury Mikio Okamura, Yoshiharu Kanayama, Junichi Yoshikawa, Haruo Shintaku,		Daiichi Suntory Pharma Co., Ltd.

6,288,067 U.S.A.	02/26/99 09/11/01 02/27/18

Schedules - 6

Title / Inventors Appln/Patent No.	Filing Issue Expiration	Assignee
PHENOPTIN

Appln. No. 99906500.6 Europe	02/26/99 Pending 02/26/19

Preventatives or Remedies for Diseases Caused by eNOS Expression Seinosuke Kawashima, Mitsuhiro Yokoyama		Daiichi Suntory Pharma Co., Ltd.

481385 U.S.A.	03/20/03 Pending 03/22/22

03715388.9 Europe	03/20/03 Pending 03/20/23

2451516 Canada	03/20/03 Pending 03/20/23

PI0303571 Brazil	03/20/03 Pending 03/20/23

03800566.2 China	03/20/03 Pending 03/20/23

10-2003-7017283 Korea	03/20/03 Pending 03/20/23

Pharmaceutical composition for the treatment of infantile autism Hiroshi Naruse, Masashi Takesada, Osamu Hayaishi, Yasuyoshi Watanabe		Daiichi Suntory Pharma Co., Ltd.

4,778,794 U.S.A.	06/04/86 10/18/88 10/18/05

4,920,122 U.S.A.	06/04/86 04/24/90 04/24/07

0209689 Europe	06/04/86 03/11/92 06/04/06

Schedules - 7

Title / Inventors Appln/Patent No.	Filing Issue Expiration	Assignee
PHENOPTIN

0209689 Switzerland	06/04/86 03/11/92 06/04/06

0209689(P3684190.0) Germany	06/04/86 03/11/92 06/04/06

0209689 France	06/04/86 03/11/92 06/04/06

0209689 Great Britain	06/04/86 03/11/92 06/04/06

0209689 Italy	06/04/86 03/11/92 06/04/06

0209689 Sweden	06/04/86 03/11/92 06/04/06

Method for treating spinocerebellar degeneration Sakai, Tetsuo Toyojiro Matsuishi, Yasunobu Antoku		Daiichi Suntory Pharma Co., Ltd.

5,753,656 U.S.A.	08/04/95 05/19/98 08/05/14

0722731 Europe	08/04/95 06/05/02 08/04/15

0722731 (69526918.6) Germany	08/04/95 06/05/02 08/04/15

0722731 Spain	08/04/95 06/05/02 08/04/15

0722731 France	08/04/95 06/05/02 08/04/15

0722731 Great Britain	08/04/95 06/05/02 08/04/15

0722731 Italy	08/04/95 06/05/02 08/04/15

Schedules - 8

PHENYLASE
Production of Phenylalanine Ammonia Lyase Anson, J.G., Gilbert, H.J., Oram, J.D., Minton, N.P		The Health Protection Agency (CAMR)

87905772.7 0321488 Austria	09/08/87 07/14/93 09/08/07

87905772.7 0321488 Belgium	09/08/87 07/14/93 09/08/07

87905772.7 0321488 CH	09/08/87 07/14/93 09/08/07

87905772.7 P3786556.0 Germany	09/08/87 07/14/93 09/08/07

87905772.7 0321488 Europe	09/08/87 07/14/93 09/08/07

87905772.7 0321488 France	09/08/87 07/14/93 09/08/07

87905772.7 0321488 United Kingdom	09/08/87 07/14/93 09/08/07

87905772.7 0321488 Italy	09/08/87 07/14/93 09/08/07

505183/87 2647883 Japan	09/08/87 07/14/93 09/08/07

87905772.7 0321488 Luxembourg	09/08/87 07/14/93 09/08/07

87905772.7 0321488 Netherlands	09/08/87 07/14/93 09/08/07

87905772.7 0321488 SE	09/08/87 07/14/93 09/08/07

Schedules - 9

GB87/00628 PC	09/08/87 Pending 09/08/07

2542/88 DK	09/08/87 Pending 09/08/07

02748341.1 Europe Based on WO 02/070646	02/15/02 Published 1/1/04 1372703 02/15/22

Variants and Chemically-Modified Variants of

Phenylalanine Ammonia Lyase

Alejandra Gamez, Lin Wang, Woomi Kim, Mary Straub,

Marianne G. Patch, Emil Kakkis, Dan Oppenheimer, Paul

Fitzpatrick, Robert Heft, and Raymond C. Stevens

The Scripps Research Institute BioMarin Pharmaceutical Inc.

Provisional Application 60/610,770 United States	09/17/04 Pending 09/17/05

Provisional Application 60/651,950 United States	02/09/05 Pending 02/09/06

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SCHEDULE 1.12

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Schedule 7.2(a)

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Schedule 7.2(b)(i)

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Schedule 7.2(b)(ii)

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Schedule 7.3(a)

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Schedule 7.3(b)

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Schedule 7.3(c)(i)

Payments to Third Parties for Licensed Products: Examples of Payment Calculations:

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Schedule 7.3(c)(ii)

Payments to Third Parties for Licensed Products: Examples of Payment Calculations

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Schedule 11.2(h)(i)

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Schedule 11.2(h)(ii)

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Schedule 11.2(h)(iii)

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Schedules - 17

Schedule 11.2(h)(iv)

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Exhibit 2.1

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Schedules - 19